Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER,

dated as of November 10, 2025,

by and among

PARKER-HANNIFIN CORPORATION,

PROSPER MERGER SUB CORP.,

FILTRATION GROUP CORPORATION,

and

FILTRATION GROUP EQUITY LLC, as the Securityholders’ Representative

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF DEFINED TERMS

Defined Terms	Sections

280G Approval	Section 6.4
Accounting Firm	Section 3.3(e)
Accounting Principles	Section 1.1
Acquired Companies	Section 1.1
Acquisition Transaction	Section 6.8
Actual Closing Amount	Section 1.1
Actual Closing Schedule	Section 3.3(b)
Additional Amount	Section 1.1
Affiliate	Section 1.1
Affiliated Transactions	Section 4.24
Agreed Tax Treatment	Section 8.4(b)
Agreement	Preamble
Ancillary Documents	Section 1.1
Anti-Corruption Laws	Section 1.1
Antitrust Expenses	Section 8.3(a)
Antitrust/FDI Laws	Section 1.1
ASPA	Section 4.29
Attorney-Client Communication	Section 1.1
Audited Financial Statements	Section 4.7(a)
Balance Sheet Date	Section 4.7(a)
Benefit Plan	Section 1.1
Board	Recitals
Books and Records	Section 1.1
Business Day	Section 1.1
Cancelled Shares	Section 2.2(d)
Capital Expenditures Plan	Section 6.1(o)
Cash	Section 1.1
Certificate of Merger	Section 1.1
Closing	Section 3.1
Closing Certificates	Section 1.1
Closing Date	Section 3.1
COBRA	Section 4.20(i)
Code	Section 1.1
Company	Preamble
Company Certificate	Section 3.2(k)
Company Common Stock	Section 1.1
Company Counsel	Section 1.1
Company Disclosure Schedules	Section 1.1
Company Option Agreements	Section 1.1
Company Option Shares	Section 1.1
Company Options	Section 1.1
Company Fundamental Representations	Section 9.1(a)
Company Related Parties	Section 1.1
Company Released Claims	Section 8.6
Company Releasee	Section 8.7

-iv-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections

Company Releasor	Section 8.6
Company RSU Agreements	Section 1.1
Company RSU Shares	Section 1.1
Company RSUs	Section 1.1
Company Securities	Section 1.1
Company Securityholders	Section 1.1
Company Stockholder	Section 1.1
Confidentiality Agreement	Section 1.1
Contract	Section 1.1
Copyrights	Section 1.1
Covered Party	Section 7.2(a)
COVID-19	Section 1.1
Credit Agreement	Section 1.1
Credit Agreement Payoff Amount	Section 1.1
Current Assets	Section 1.1
Current Liabilities	Section 1.1
D&O Insurance	Section 7.2(b)
Data Room	Section 1.1
DDTC	Section 8.5
Debt Financing Sources	Section 1.1
Determination Time	Section 1.1
DGCL	Recitals
Dissenters’ Rights Statute	Section 2.3(a)
Dissenting Shares	Section 2.3(a)
Domain Names	Section 1.1
Effective Time	Section 2.1(b)
Employee	Section 1.1
Enforceability Exceptions	Section 4.3
Enterprise Value	Section 1.1
Environment	Section 1.1
Environmental Condition	Section 1.1
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliates	Section 1.1
Estimated Cash	Section 3.3(a)
Estimated Closing Amount	Section 1.1
Estimated Closing Schedule	Section 3.3(a)
Estimated Indebtedness	Section 3.3(a)
Estimated Net Working Capital	Section 3.3(a)
Estimated Transaction Expenses	Section 3.3(a)
Example Net Working Capital Calculation	Section 1.1
Excluded Payroll Taxes	Section 1.1
External Events	Section 1.1
Final Closing Schedule	Section 3.3(e)

-v-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections

Financial Statements	Section 4.7(a)
Financing	Section 6.6
Fraud	Section 1.1
Fully Diluted Share Number	Section 1.1
Funded Indebtedness	Section 1.1
GAAP	Section 1.1
Government Contract	Section 1.1
Government Official	Section 1.1
Governmental Entity	Section 1.1
Hazardous Materials	Section 1.1
Highly Paid Employees	Section 4.19(a)
HSR Act	Section 1.1
Income Tax Liability Amount	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Information Systems	Section 1.1
Insurance Policy	Section 4.17
Intellectual Property	Section 1.1
IRS	Section 4.20(d)
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 4.18(b)
Letter of Transmittal	Section 2.4(b)
Liabilities	Section 1.1
License Agreement	Section 4.16(b)
Lien	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1
Material Customer	Section 4.25(a)
Material Supplier	Section 4.25(b)
Merger	Recitals
Merger Consideration	Section 1.1
Merger Sub	Preamble
Most Recent Balance Sheet	Section 4.7(a)
Net Working Capital	Section 1.1
Net Working Capital Target	Section 1.1
Nonparty Affiliate	Section 1.1
Non-Voting Company Common Stock	Section 1.1
OFAC	Section 1.1
Option Holders	Section 1.1
Order	Section 1.1
Organizational Documents	Section 1.1
Out-of-Money Option	Section 2.2(b)
Outbound Investment Rules	Section 1.1
Outside Date	Section 9.5(e)

-vi-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections

Owned Intellectual Property	Section 4.16(a)
Owned Real Property	Section 4.18(a)
Pandemic Measures	Section 1.1
Parent	Preamble
Parent Arrangements	Section 6.4
Parent Certificate	Section 3.2(l)
Parent Employee Agreement	Section 1.1
Parent Entities	Section 1.1
Parent Expenses	Section 11.4
Parent Fundamental Representations	Section 9.2
Parent Related Parties	Section 1.1
Parent Released Claims	Section 8.7
Parent Releasor	Section 8.7
Party	Section 1.1
Patents	Section 1.1
Paying Agent	Section 2.4(a)
Paying Agent Agreement	Section 2.4(a)
Payoff Letter	Section 6.5
PBGC	Section 6.3
Permit	Section 1.1
Permitted Liens	Section 1.1
Per Share Closing Amount	Section 1.1
Person	Section 1.1
Personal Information	Section 1.1
Privacy Requirements	Section 1.1
Process	Section 1.1
Post-Closing Tax Period	Section 1.1
PPACA	Section 4.20(e)
Pre-Closing Carveout	Section 6.12
Pre-Closing Covenants	Section 11.1
Pre-Closing Period	Section 6.1
Pre-Closing Tax Period	Section 1.1
Privilege Period	Section 8.4(a)
Pro Rata Percentage	Section 1.1
Proceeds Allocation Schedule	Section 3.3(a)
Protest Notice	Section 3.3(d)
Purchase Price Adjustment Holdback Amount	Section 1.1
R&W Binder	Section 1.1
R&W Insurer	Section 1.1
R&W Policy	Section 1.1
R&W Subrogation Provision	Section 7.5
Real Property	Section 4.18(b)
Real Property Leases	Section 4.9(a)(iii)
Release	Section 1.1
Releasees	Section 8.7

-vii-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections

Remedial Actions	Section 8.3(c)
Representatives	Section 1.1
Required Antitrust/FDI Laws	Section 8.3
Requisite Merger Stockholder Vote	Section 1.1
Restricted Party	Section 1.1
Restricted Party Lists	Section 1.1
Retained Rights	Section 11.1
RSU Holders	Section 1.1
Sanctions	Section 1.1
Securities Act	Section 5.7
Security Breach	Section 4.16(h)
Securityholder Releasee	Section 8.6
Securityholders’ Representative	Preamble
Securityholders’ Representative Holdback Amount	Section 1.1
Seller Parties	Section 1.1
Specified Courts	Section 11.7
Stockholder Written Consent	Section 4.27(b)
Straddle Period	Section 1.1
Subsidiary	Section 1.1
Suit	Section 1.1
Surviving Company	Section 2.1(a)
Tax or Taxes	Section 1.1
Tax Returns	Section 1.1
Trade Compliance Laws	Section 1.1
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Transaction Consents	Section 8.2
Transaction Deductions	Section 1.1
Transaction Expenses	Section 1.1
Transaction Matters	Section 1.1
Transfer Taxes	Section 1.1
Transferred Employee	Section 8.8
Treasury Regulations	Section 1.1
UK Pension Scheme	Section 1.1
Voting Company Common Stock	Section 1.1
U.S. or United States	Section 1.1
Waived 280G Benefits	Section 6.4
WARN Act	Section 4.19(c)
Willful Breach	Section 1.1

-viii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 10, 2025, is by and among Parker-Hannifin Corporation, an Ohio corporation (“Parent”), Prosper Merger Sub Corp., a Delaware corporation (“Merger Sub”), Filtration Group Corporation, a Delaware corporation (the “Company”), and solely in its capacity as the representative for the Company Securityholders, Filtration Group Equity LLC, a Delaware limited liability company (the “Securityholders’ Representative”).

RECITALS

1. The Parties intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving company of the Merger;

2. The Company’s board of directors (the “Board”) (i) has adopted resolutions approving and authorizing this Agreement and has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company Securityholders, and (ii) has resolved to recommend adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company Stockholders in accordance with the DGCL.

3. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent the Stockholder Written Consent adopting and approving the transactions contemplated hereby, including the Merger.

4. The respective boards of directors of Parent and Merger Sub have authorized, adopted and approved this Agreement and determined that this Agreement and the related transactions contemplated hereby, including the Merger, are desirable and in the best interests of their respective companies and stockholders.

5. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger.

6. Concurrently herewith, Parent and certain Company Stockholders (or Affiliates thereof) are entering into a confidentiality, non-solicitation and non-disparagement agreement to become effective upon Closing.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments and methodologies specifically set forth in Exhibit A.

“Acquired Companies” means, collectively, the Company and its Subsidiaries; provided, however, that “Acquired Companies” shall not include Facet (Oklahoma) LLC, Facet Netherlands B.V. or any of their respective Subsidiaries.

“Actual Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 3.3 is less than the Net Working Capital Lower Boundary; plus (c) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 3.3 is greater than the Net Working Capital Upper Boundary; plus (d) Cash as finally determined pursuant to Section 3.3; minus (e) Indebtedness outstanding as of immediately prior to the Closing as finally determined pursuant to Section 3.3; minus (f) Transaction Expenses as finally determined pursuant to Section 3.3; minus (g) the Securityholders’ Representative Holdback Amount.

“Additional Amount” means (a) any amount paid to any Company Securityholder (or to the Surviving Company for payment through its payroll system to any Company Securityholder) at the Securityholders’ Representative’s direction pursuant to Section 3.3 or otherwise following the Closing, but subject to Article X, and (b) any portion of the Securityholders’ Representative Holdback Amount released by, or caused to be released by, the Securityholders’ Representative pursuant to Article X or otherwise.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. To “control” means to possess, directly or indirectly, the power to direct the management and policies of a Person whether though the ownership of voting securities, by Contract or otherwise.

“Ancillary Documents” means the Paying Agent Agreement, Closing Certificates and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and any other similar Laws in jurisdictions in which any Acquired Company operates or has operated in the past five (5) years.

“Antitrust/FDI Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act, the Federal Trade Commission Act, foreign direct investment Laws and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition or regarding foreign direct investment.

“Attorney-Client Communication” means any communication occurring prior to Closing between any Company Counsel on the one hand, and any Acquired Company or any of their respective Affiliates or Representatives, on the other hand, that directly or indirectly relates to any Transaction Matter, including any representation, warranty covenant, agreement or disclosure of any Party in connection with this Agreement, any Ancillary Document, the Company Disclosure Schedules or any related agreement, document or schedule.

“Benefit Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but whether or not subject to ERISA) and all bonus, equity-based, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, welfare benefit, supplemental retirement, severance or other benefit plans, Contracts, funds, programs or arrangements of any kind, and any trust agreement related thereto, that are maintained, contributed to or sponsored by the Acquired Companies, and (b) all employment, termination, severance, retention, change in control or other Contracts or arrangements, in each case, in respect to any current or former Employee, officer or director, shareholder or individual independent contractor of the Acquired Companies or pursuant to which any Acquired Company has any Liability.

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to close.

“Cash” means, as of the Determination Time, all cash and cash equivalents of the Acquired Companies, as determined in accordance with the Accounting Principles; provided that the effects of transactions on the Closing Date before the Closing outside of the ordinary course of business shall be excluded.

“Certificate of Merger” means, the certificate of merger in the form attached as Exhibit B hereto.

“Closing Certificates” means, collectively, the Company Certificate and Parent Certificate.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Common Stock” means, collectively, the Voting Company Common Stock and the Non-Voting Company Common Stock.

“Company Counsel” means (a) any Employee of an Acquired Company or any employee of any Affiliates of an Acquired Company who provides or provided legal advice to any Acquired Company and (b) Paul Hastings LLP.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Option Agreements” means the agreements governing Company Options entered into by and between the Company and the Option Holders, in each case, as in effect on the date hereof.

“Company Option Shares” means the Non-Voting Company Common Stock issuable upon the exercise of Company Options which are outstanding as of the Effective Time.

“Company Options” means the options to purchase shares of Non-Voting Company Common Stock which, as of the Effective Time, are outstanding and which have not been duly exercised pursuant to the applicable Company Option Agreement.

“Company Related Parties” means, collectively, each Company Securityholder, each of the direct and indirect equity holders and Affiliates (including, prior to the Closing, the Acquired Companies) of each Company Securityholder and each of the incorporators, members, partners, stockholders, Affiliates or current, former or future Representatives of, or any lender to, any of the foregoing.

“Company RSU Agreements” means the agreements governing Company RSUs entered into by and between the Company and the RSU Holders, in each case, as in effect on the date hereof.

“Company RSU Shares” means the Non-Voting Company Common Stock issuable with respect to Company RSUs.

“Company RSUs” means any restricted stock units outstanding as of the Effective Time (a) which entitle the holder thereof to receive shares of Non-Voting Company Common Stock under certain circumstances, (b) which have not been terminated, and (c) with respect to which shares of Company Common Stock have not been issued.

“Company Securities” means, collectively, the shares of Company Common Stock, Company Options and Company RSUs.

“Company Securityholders” means the Company Stockholders, RSU Holders and Option Holders, in each case, as of immediately prior to the Effective Time.

“Company Stockholder” means the holders of any and all of the issued and outstanding Company Common Stock as of immediately prior to the Effective Time, excluding any such shares owned by the Company (whether held in treasury or otherwise).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 14, 2025, by and between Parent and the Company.

“Contract” means any agreement that constitutes a contract under applicable Law.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof and/or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, dated as of March 29, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, the lenders and issuing banks party thereto from time to and Goldman Sachs Bank USA, as the administrative agent and collateral agent.

“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the Credit Agreement as of the Closing, as set forth in the Payoff Letter (including any customary per diem, to the extent applicable).

“Current Assets” means any and all current assets of the Acquired Companies included in the line items (and only those line items) reflected on the illustrative statement of Example Net Working Capital Calculation; provided, however, that Current Assets shall exclude any assets with respect to (a) Cash, (b) loans or amounts receivable from the Company Securityholders, or (c) Income Taxes.

“Current Liabilities” means any and all current liabilities of the Acquired Companies included in the line items (and only those line items) reflected on the illustrative statement of Example Net Working Capital Calculation; provided, however, that Current Liabilities shall exclude any liabilities with respect to (a) Cash, (b) Indebtedness, (c) Transaction Expenses, (d) Income Taxes, (e) the D&O Insurance, or (f) Excluded Payroll Taxes.

“Data Room” means that online Datasite data room titled “Project Thrive” maintained by the Company (or the Company’s Affiliates or Representatives on the Company’s behalf).

“Debt Financing Sources” means the Persons, including the lenders, financial institutions, institutional investors and other financing sources that have committed to provide or arrange any Financing or alternative debt financing in connection with the transactions contemplated hereby; provided, however, that Debt Financing Sources shall exclude Parent and all Affiliates of Parent.

“Determination Time” means 12:01 a.m. Central time on the Closing Date.

“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof (e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave).

“Enterprise Value” means Nine Billion Two Hundred Fifty Million Dollars ($9,250,000,000).

“Environment” means soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement.

“Environmental Condition” means any presence of any Hazardous Material with respect to or on, under, at, in or migrating to or from (a) the Real Property, (b) any property previously owned, leased or operated by any Acquired Company or any of its predecessors in interest to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or (c) any other real property at which any Hazardous Material generated or handled by the operation of any Acquired Company or any of its predecessors in interest prior to Closing has been handled, treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of clauses (a), (b) or (c) violates any Environmental Law or results in or involves any Release, damage, loss, cost, expense, claim, demand, order or Liability.

“Environmental Laws” means any Law relating to the Environment, public or workplace health and safety (as it relates to an exposure to Hazardous Materials) or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including any Law relating to the presence, Release, storage, use, treatment, transportation, management, handling, generation, production, manufacture, importation, sale, distribution, labeling, recycling, processing, control or cleanup of or exposure to Hazardous Materials (or products containing Hazardous Materials).

“Equity Securities” means with respect to an entity, if such entity is a corporation, shares of capital stock of such corporation and, if such entity is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with any Acquired Company or (b) which together with any Acquired Company is treated as a single employer under Section 414(t) of the Code, in each case, as of the date of this Agreement.

“Estimated Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Estimated Net Working Capital is less than the Net Working Capital Lower Boundary; plus (c) the amount, if any, by which Estimated Net Working Capital is greater than the Net Working Capital Upper Boundary; plus (d) Estimated Cash; minus (e) Estimated Indebtedness; minus (f) Estimated Transaction Expenses; minus (g) the Securityholders’ Representative Holdback Amount.

“Example Net Working Capital Calculation” means the calculation set forth on Exhibit A.

“Excluded Payroll Taxes” means any Taxes due under Section 3111(a) of the Code with respect to any compensatory payments made in connection with the transactions contemplated by this Agreement with respect to any Employee in the event that the sum of (a) such compensatory payments and (b) such Employee’s wages from the Acquired Companies for the 2024 Tax year equals or exceeds $168,600.

“Fraud” means an actual and intentional common law fraud under Delaware Law committed by a Party in the making of any representation or warranty set forth in Article IV or Article V, as applicable, and requires, (a) a false representation of a material fact in Article IV or Article V, as applicable; (b) actual knowledge of the Party making such representation that such representation is false; (c) the intention of the Party making such representation to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, in reasonable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. Without limiting the generality of the foregoing, in no event shall “Fraud” include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by omission, reckless or negligent misrepresentation or any tort (including a claim for fraud) based on negligence or recklessness.

“Fully Diluted Share Number” means, as of immediately prior to the Effective Time, the aggregate number of (a) outstanding shares of Company Common Stock, plus (b) Company Option Shares (other than any Out-of-Money Options), plus (c) Company RSU Shares, but excluding any Cancelled Shares.

“Funded Indebtedness” means Indebtedness of the types set forth in subsections (a) and (b) of the definition of Indebtedness.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Government Contract” means any Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other funding vehicle between any Acquired Company and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity, or (c) any subcontractor at any tier with respect to any Government Contract of a type described in clause (a) or (b) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but will be part of the Government Contract to which it relates, unless there is no such Government Contract under which such task, purchase or delivery order was delivered or to which it relates.

“Government Official” means (a) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization; (b) any political party, political party official or candidate for political office, or political campaign; or (c) any person acting in an official capacity for or on behalf of any Governmental Entity or any department, agency or instrumentality or on behalf of any such public organization thereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any United States federal, state, municipal or local government or any foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory (including self-regulatory), administrative or judicial authority thereof.

“Hazardous Material” means any substance, material or waste which is regulated or gives rise to liability under any Environmental Law, including any (a) asbestos or asbestos-containing materials; (b) petroleum or petroleum-containing materials; (c) radiation or radioactive materials; (d) harmful biological agents, including toxic mold; (e) polychlorinated biphenyls; (f) per- and polyfluoroalkyl substances subject to regulation or a standard or that could give rise to liability under applicable Environmental Law; and (g) any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or similar term under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Liability Amount” means an amount equal to the aggregate liability for unpaid cash Income Tax liabilities (each such Income Tax liability may not be less than zero in any jurisdiction and for any Income Tax) of the Acquired Companies for Pre-Closing Tax Periods that include the Closing Date in jurisdictions where the Acquired Companies filed a Tax Return for the last Pre-Closing Tax Period for which a Tax Return was due (taking into account any applicable extensions) and in such jurisdictions where the Acquired Companies commenced activities after the end of such Pre-Closing Tax Period. In the determination of the Income Tax Liability Amount, (a) all unpaid Income Tax liabilities with respect to Pre-Closing Tax Periods shall be calculated in accordance with Section 8.4(a) and the past practice of the Acquired Companies, (b) Transaction Deductions shall be taken into account in Pre-Closing Tax Periods to the maximum extent permitted by Law, (c) available net operating losses of the Acquired Companies shall be utilized in Pre-Closing Tax Periods to the maximum extent permitted by Law at a “more likely than not” (or higher) level of comfort, (d) any deductions under Section 174A of the Code shall be taken into account to the maximum extent permitted by Law at a “more likely than not” (or higher) level of comfort, (e) transactions effected by, on behalf of or at the direction of, Parent or any of its Affiliates on the Closing Date after the Closing outside the ordinary course of business and not contemplated by this Agreement and any Buyer financing transactions shall be excluded, (f) Income Taxes that are included in the Income Tax Liability Amount and that are deductible for U.S. federal Income Tax purposes shall be deemed deductible in the Pre-Closing Tax Period ending on the Closing Date, (g) any installments of Income Tax payable by the Acquired Companies pursuant to Section 965(h) of the Code and not otherwise paid on or prior to the Closing Date shall be included, and (h) any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) as a result of a change in accounting method of an Acquired Company for Income Tax purposes made by an Acquired Company prior to the Closing and not otherwise included in taxable income in Pre-Closing Tax Periods shall be included in taxable income.

“Income Taxes” means any (i) U.S. federal, state, local or non-U.S. Tax imposed on, measured by (in whole or part), with reference to or otherwise based on income, profits, gains, receipts or franchise in lieu of any of the foregoing and (ii) withholding Taxes imposed by reference to any of the items set forth in clause (i) of another person (other than wages). For the avoidance of doubt, Income Taxes shall not include any sales and use, value added, and similar Taxes.

“Indebtedness” means any of the following, without duplication: (a) any obligations of any Acquired Company for borrowed money; (b) any obligations of any Acquired Company evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations of any Acquired Company in respect of letters of credit, performance bonds, bankers’ acceptances, surety bonds or similar instruments, in each case, to the extent drawn and not repaid; (d) any obligations of any Acquired Company as lessee under leases that have been recorded as capital leases in the Financial Statements or are required by GAAP to be recorded as capital leases (calculated as if FASB Accounting Standards Codification Topic 842, Accounting for Leases, has not taken effect in respect of operating leases); (e) the net amount of any obligations (which shall not be less than zero), valued at the termination value thereof, of any Acquired Company under any interest rate protection agreements and currency obligation swaps, commodities or securities, hedges, derivatives, collars, caps, forward contracts or similar arrangements; (f) any obligations of any Acquired Company in respect of any deferred purchase price for any business or line of business, including any earnouts or other contingent payments obligations or obligations; (g) all unfunded or underfunded obligations in respect of any defined benefit pension plan, determined in accordance with the GAAP accounting and actuarial assumptions used for such purposes in the Financial Statements; (h) all obligations of any Acquired Company that are secured by, contingent or otherwise, a Lien (other than Permitted Liens); (i) all obligations for accrued or unpaid dividends or other distributions (other than to any Acquired Company) or any amounts owed to the Company Securityholders or their Affiliates (other than any Acquired Company) but excluding, for the avoidance of doubt, any accounts payable to any Company Securityholders or their Affiliates (other than any Acquired Company) to the extent such accounts payable are included in Working Capital; (j) the accrued and unpaid restructuring costs set forth on Schedule 1.1(a); (k) any guaranty by any Acquired Company of any of the foregoing (and, in the case of clause (c), solely to the extent such obligation is drawn and not repaid); (l) any accrued or unpaid interest, fees and other expenses owed by any Acquired Company with respect to the foregoing, including prepayment penalties; and (m) the Income Tax Liability Amount; provided, however, that in no event shall Indebtedness include any (i) obligation in respect of any guaranty, letter of credit, performance bonds, bankers’ acceptances, surety bond or similar instrument, in each case, to the extent undrawn, (ii) obligation from one Acquired Company to another Acquired Company, (iii) customer deposit, advance payment or any obligation with respect to deferred revenue, (iv) obligation for Taxes other than the Income Tax Liability Amount or (v) amount to the extent included in Transaction Expenses or Net Working Capital.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof (“Patents”); (b) all trademarks, service marks, trade names, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”); (c) all published and unpublished works of authorship (including databases and software), and all applications, registrations and renewals in connection therewith (“Copyrights”); (d) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing (“Domain Names”); (e) all mask works and all applications, registrations and renewals in connection therewith; (f) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secrets”); and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Knowledge” means (a) when referencing the Company’s Knowledge or any similar phrase, the actual knowledge of Jonathan Pratt, Peter Clifford, David Janicek and John Lavorato after reasonable inquiry of their direct reports or (b) when referencing Parent’s Knowledge or any similar phrase, the actual knowledge of Michael Enright and Christopher Connell, after reasonable inquiry of their direct reports.

“Law” means any statute, law, ordinance, rule, constitution, treaty, judgment, directive, regulation or executive order of any Governmental Entity.

“Liabilities” means any indebtedness, liabilities, claims, losses, damages, costs, fines, penalties or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, hypothecation or any other similar encumbrance in respect of such property or asset; provided, however, that in any event, “Lien” shall exclude (a) any restrictions on transfer under securities Laws and (b) terms and conditions of any Organizational Document of any Acquired Company.

“Material Adverse Effect” means any change, event, occurrence or development that, individually or in the aggregate, with all other changes, events, occurrences and developments, is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or operations of the Acquired Companies, taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any change, event, occurrence or development that directly or indirectly arises from (a) general business or economic conditions (including inflation or deflation) or conditions generally affecting the industry in which the Acquired Companies operate, (b) changes in financial, banking, securities or capital markets or industries (whether public or private), including any disruption thereof, any decline in the price or valuation of any security, asset class or market index or any changes in general credit availability, (c) fiscal or monetary policies, including any changes in interest rates or quantitative easing or quantitative tightening policies, (d) local, regional, national or international political, social or health conditions, including any (i) pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19, any Pandemic

Measure and/or any commercially reasonable action or omission of any Acquired Company in response to COVID-19 or any Pandemic Measure) or (ii) economic or financial sanctions, trade embargoes or other trade restrictions, (e) any military deployment or the engagement (whether new or continuing) by the United States or any other country in hostilities (whether or not pursuant to the declaration of a national emergency or war), espionage or proxy war, (f) the occurrence of any military attack or cyber terrorism, any act of terrorism (whether international or domestic) or any response to any of the foregoing, (g) any social unrest, (h) any natural or man-made disaster or acts of God, (i) changes in GAAP, (j) changes in Laws (clauses (a), through (j), collectively, “External Events”), (k) any failure of any Acquired Company to meet any projections or forecasts (provided that this clause (k) shall not prevent a determination that any change, event, occurrence or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such effect, change, event, occurrence or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (l) any action or omission taken or omitted at the express written request of Parent, (m) the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, distributors, employees or contractors of the Acquired Companies due to the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates (provided that this clause (m) shall not apply to any representation or warranty (or condition to the consummation of the transactions contemplated by this Agreement relating to such representation or warranty) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby), (n) compliance by any Acquired Company with its covenants and agreements contained in this Agreement, including any actions required under this Agreement to obtain any approval, waiver or consent from any Person, (o) any matter identified in the Company Disclosure Schedules or (p) any actions by any Parent Related Party other than any actions expressly required or that are taken to comply with this Agreement; provided that in the case of an External Event, such External Event may be taken into account to the extent it adversely affects, or would reasonably be expected to adversely affect, the Acquired Companies, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Acquired Companies operate.

“Material Contract” means any of the Contracts required to be listed on Schedule 4.9(a).

“Merger Consideration” means any consideration payable to the Company Securityholders pursuant to Article II of this Agreement.

“Net Working Capital” means, as of the Determination Time, the difference between the Current Assets and the Current Liabilities, in each case, as determined in accordance with the Accounting Principles, excluding the effects of transactions on the Closing Date before the Closing outside of the ordinary course of business.

“Net Working Capital Lower Boundary” means $255,000,000.

“Net Working Capital Upper Boundary” means $282,000,000.

“Nonparty Affiliate” means any Company Related Party or Parent Related Party, in each case, other than the Company, Parent and Merger Sub.

“Non-Voting Company Common Stock” means non-voting common stock, par value $0.01 per share, of the Company.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Option Holders” means the holders of Company Options.

“Order” means any award, injunction, judgment, decree, order, writ, stipulation, determination, ruling or verdict or other decision, in each case, issued, promulgated or entered by any Governmental Entity of competent jurisdiction specifically with respect to any Acquired Company.

“Organizational Documents” means, with respect to any entity, the certificate/deed of incorporation, articles of association, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar Law as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Pandemic Measures” shall mean any “shelter-in-place”, “stay at home”, quarantine, workforce reduction, social distancing, shut down, closure, sequester or other conditions or restrictions, or any other Law, directive, pronouncement, guideline or recommendations by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or an applicable industry group in connection with or in respect of COVID-19 or any other pandemic, epidemic, public health emergency or disease outbreak.

“Parent Employee Agreement” means any employment agreement, incentive equity agreement or other agreement executed by, on behalf of or at the direction of, any Parent Related Party.

“Parent Entities” means Parent, Merger Sub and any of their respective Subsidiaries.

“Parent Related Parties” means, collectively, Parent, Merger Sub, each of the direct and indirect equity holders and Affiliates (including, after the Closing, the Acquired Companies) of Parent and Merger Sub and each of the incorporators, members, partners, equity holders, Affiliates or current, former or future Representatives of, or any lender to, any of the foregoing.

“Party” means any party to this Agreement.

“Permit” means any authorization, approval, consent, certificate, license, permit, grant, concession, exemption or franchise of or from any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet delinquent, (c) easements, covenants, conditions restrictions, encroachments and other similar non-monetary matters of record which do not, individually or in the aggregate, materially interfere with the present use of the properties they affect (and for which adequate reserves have been established in accordance with GAAP), (d) Liens that will be irrevocably released in connection with the Closing upon payment of the Credit Agreement Payoff Amount set forth in the Payoff Letter with respect to the Credit Agreement, (e) zoning, building and other land use Laws imposed by any Governmental Entity having jurisdiction over such parcel that are not violated by existing structures or the ordinary conduct of the business of the Acquired Companies and do not, individually or in the aggregate, materially interfere with the present or continued use of the assets of the Acquired Companies, taken as a whole, (f) Liens identified on issued title policies, title surveys or other similar documents or writings recorded in the public records that do not, individually or in the aggregate, materially interfere with the present use of the assets of the Acquired Companies, taken as a whole, (g) Liens for minor imperfections of title, charges, rights-of-way and other non-monetary Liens that do not, whether individually or in the aggregate, materially interfere with the present or continued use of the assets of the Acquired Companies, taken as a whole, (h) Liens created by, through or at the direction of Parent, Merger Sub or their respective Affiliates, (i) Liens in respect of any obligations as lessee under capitalized leases (and for which adequate reserves have been established in accordance with GAAP), and (j) Liens set forth on Schedule 1.1(b).

“Per Share Closing Amount” means an amount equal to (a) the sum of (i) the Estimated Closing Amount plus (ii) the sum of the exercise prices of all vested and outstanding Company Options (excluding any Out-of-Money Options), divided by (b) the Fully Diluted Share Number.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, joint venture, an unincorporated organization or association, a Governmental Entity or any other entity or body.

“Personal Information” means any information that constitutes “personal information,” “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or any analogous term under any Privacy Requirements.

“Privacy Requirements” means (a) all applicable Laws, Orders or Permits legally binding on the Acquired Companies and relating to the Processing of Personal Information, data privacy, cybersecurity, the privacy of electronic communications or the transmission of marketing messages through any means, in any jurisdiction in which the Acquired Companies operate; (b) any commitments, statements or other obligations made under any written privacy, data handling or Processing and/or security policies, procedures or rules of the Acquired Companies; (c) all public commitments or promises made by the Acquired Companies relating to the Processing or security of Personal Information; (d) obligations related to Processing of Personal Information pursuant to Contracts to which any of the Acquired Companies are a party; and (e) any requirements of any codes of conduct or industry standards by which any of the Acquired Companies are legally bound, including the Payment Card Industry Data Security Standard, if applicable.

“Process” means any operation or set of operations that is performed upon information, whether or not by automatic means, such as collection, recording, protecting, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pro Rata Percentage” means, with respect to each Company Securityholder or Company Security, as the case may be, a fraction, expressed as a percentage, (a) the numerator is the aggregate amount of the Per Share Closing Amount to which such Company Securityholder is entitled under this Agreement in respect of such Company Security, and (b) the denominator is the aggregate amount of the Per Share Closing Amount to which all Company Securityholders are entitled under this Agreement in respect of all Company Securities. If a Company Securityholder holds more than one type of security in the Company, then such determination of “Pro Rata Percentage” shall be done with respect to each such security held (and not in the aggregate), as applicable.

“Purchase Price Adjustment Holdback Amount” means an amount equal to $30,000,000.

“R&W Binder” means, collectively, the conditional binders with the draft R&W Policy attached thereto.

“R&W Insurer” means, collectively, the insurance companies identified in the R&W Policy and their respective Affiliates.

“R&W Policy” means, collectively, the primary and excess buyer-side representations and warranties insurance policies obtained by or on behalf of any Parent Related Party in connection with the transactions contemplated by this Agreement.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representatives” of any Person shall mean the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Requisite Merger Stockholder Vote” means the adoption of this Agreement by the affirmative vote or consent of Company Stockholders holding at least a majority of the issued and outstanding shares of Voting Company Common Stock.

“Restricted Party” means any Person that is the subject of Sanctions or Trade Compliance Laws, including, without limitation, any Person (a) included on one or more of the Restricted Party Lists, (b) located, organized or ordinarily resident in a country, territory or region that is the subject of Sanctions, (c) that is, in the aggregate, directly or indirectly, 50% or more owned or controlled by, or acting on behalf of, any of the foregoing, or (d) with whom U.S. Persons are otherwise prohibited from transacting under Sanctions or Trade Compliance Laws.

“Restricted Party Lists” means any list of sanctioned or Restricted Parties administered, maintained or enforced by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identifications List and other lists administered, maintained or enforced by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; the HM Treasury Consolidated List of Financial Sanctions Targets in the UK; the Consolidated Canadian Autonomous Sanctions List, as implemented by Global Affairs Canada; and any other similar list in a jurisdiction in which any Acquired Company operates or has operated in the past five (5) years.

“RSU Holders” means the holders of Company RSUs.

“Sanctions” means all Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the United Kingdom, the European Union, any European Union member state or any other applicable jurisdiction in which any Acquired Company operates or has operated in the past five (5) years.

“Securityholders’ Representative Holdback Amount” means an amount equal to the Purchase Price Adjustment Holdback Amount plus $2,500,000, plus any amounts paid to the Securityholders’ Representative in its capacity as such pursuant to Section 3.3 following the Closing which is not paid to Company Securityholders in their capacity as such (or to the Surviving Company for payment through its payroll system to any Company Securityholder it their capacity as such).

“Seller Parties” means, collectively, the Company, its Affiliates and each of its and its Affiliates’ respective former, current or future members, stockholders, controlling Persons, agents and Representatives.

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity. Notwithstanding the foregoing, for purposes of this Agreement the Persons set forth on Schedule 1.1(c) shall be deemed to be Subsidiaries of the Company.

“Suit” means any suit, litigation, claim, action, cause of action, arbitration of any nature or other dispute resolution proceeding, in each case, before or by any Governmental Entity, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator, whether civil, criminal, administrative, judicial, regulatory or otherwise.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal property, real property, withholding, excise, production, transfer, alternative minimum, add-on minimum, value added, occupancy, ad valorem, escheat, abandoned property, unclaimed property, asset, capital, net worth, privilege, intangible, license, registration, recording, transaction, business, occupation, premium, windfall profit, custom, duty, payroll, profit sharing, severance, social security (including social security contributions) or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever in the nature of tax, together with any interest, inflationary adjustment, surcharge, penalty, addition to tax or additional amount imposed by a Governmental Entity.

“Tax Returns” means any and all returns (including informative returns), declarations, reports, claims for refund, or information returns, statements, elections or forms relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Trade Compliance Laws” means any applicable Laws relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including (a) the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq., (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (c) Sanctions, (d) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (e) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and (f) similar trade compliance Laws in jurisdictions in which any Acquired Company operates or has operated in the past five (5) years.

“Transaction Deductions” means all Income Tax deductions available to any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement deductible in a Pre-Closing Tax Period at a “more likely than not” (or higher) level of comfort (including deductions related to repayment of Indebtedness, the payment of amounts owed with respect to Company Option Shares and Company RSU Shares the payment of Transaction Expenses and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement). For purposes of computing Transaction Deductions, the Parties agree to treat seventy percent (70%) of any “success-based” fees as deductible by the Acquired Companies for Income Tax purposes in accordance with IRS Revenue Procedure 2011-29.

“Transaction Expenses” means, without duplication, to the extent unpaid as of immediately prior to the Closing, and incurred, payable or subject to reimbursement by the Acquired Companies: (a) all brokerage fees, commissions, finders’ fees, legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by any Acquired Company with respect to any Transaction Matter, (b) any sale bonuses, transaction bonuses, retention bonuses, “stay around” bonuses, change in control payments or similar payments payable by any Acquired Company to any current or former, directors, officers or Employees pursuant to a Contract or Benefit Plan entered into by any Acquired Company at or prior to Closing that accelerates, accrues or becomes payable directly or indirectly as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (but excluding any severance or other payments arising as a result of the occurrence of one or more additional post-Closing events under so called “double-trigger” arrangements) and any employer-side payroll, Social Security, unemployment, or similar Taxes of the Acquired Companies imposed on any of the foregoing, and (c) the employer-side payroll, Social Security, unemployment, or similar Taxes of the Acquired Companies imposed on any payments made to Option Holders pursuant to Section 2.2(b) and to RSU Holders pursuant to Section 2.2(c); provided, however, that in no event shall Transaction Expenses include any (i) Parent Expenses, (ii) amount included in Indebtedness or Net Working Capital or (iii) Excluded Payroll Taxes.

“Transaction Matters” means, collectively, the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents, the Company Disclosure Schedules and related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, and the negotiation and preparation with respect to other potential transactions involving a sale of the Equity Securities of the Acquired Companies or any similar transaction (including any purchase of any of the Acquired Companies’ Equity Securities or any merger, sale of substantially all assets or similar transaction involving any of the Acquired Companies).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“Voting Company Common Stock” means voting common stock, par value $0.01 per share, of the Company.

“UK Pension Scheme” means each of the UK pension arrangements listed on Schedule 1.1(d) under the heading “UK Pension Schemes”.

“U.S.” or “United States” means the United States of America.

“Willful Breach” means a material breach of a covenant set forth in this Agreement by a Party that is caused by an intentional act or intentional failure to act by such Party, with actual knowledge of such Party that such intentional act or intentional failure to act would, or would reasonably be expected to, cause a material breach of such covenant; provided that notwithstanding the foregoing, in any event, a failure by Parent to consummate the Merger and the other transactions contemplated by this Agreement on or before the date required by Section 3.1 (following satisfaction or waiver of the conditions set forth in Section 9.1 and 9.2) shall be deemed a Willful Breach by Parent.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Merger Sub shall merge with and into the Company in accordance with the DGCL, and (ii) the separate existence of Merger Sub shall thereupon cease and the Company shall continue its existence under the DGCL as the surviving company in the Merger (sometimes referred to as the “Surviving Company”).

(b) Effective Time. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause the Certificate of Merger to be duly filed with the Secretary of State of the State of Delaware and shall make all other filings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been so duly filed or at such later time as is specified in the Certificate of Merger (the effective time of the Merger, the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the preceding sentence, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

(d) Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Company shall be amended to read as follows: “The name of the corporation is Filtration Group Corporation.” At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended.

2.2 Effect of the Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Securityholder:

(a) Company Common Stock. Each share of the Company Common Stock (excluding any Dissenting Shares and the Cancelled Shares) shall be automatically converted into the right to receive in cash (without interest) an amount equal to: (i) the Per Share Closing Amount, plus (ii) such share’s Pro Rata Percentage of any Additional Amount, if any, in each case, at the respective times and subject to the contingencies specified in this Agreement.

(b) Company Options. Each Company Option shall be cancelled and automatically converted into the right to receive in cash (without interest) an amount equal to: (i) (A) the Per Share Closing Amount, minus (B) the applicable exercise price with respect to such Company Option, plus (ii) such Company Option’s Pro Rata Percentage of any Additional Amount, if any, in each case, at the respective times and subject to the contingencies specified in this Agreement with respect to the applicable number of Company Option Shares subject to such Company Option. For the avoidance of doubt, each Company Option that has an exercise price that is equal to, or greater than, the Per Share Closing Amount (an “Out-of-Money Option”) will be cancelled for no consideration.

(c) Company RSUs. Each Company RSU shall be cancelled and automatically converted into the right to receive in cash (without interest) an amount equal to: (i) the Per Share Closing Amount, plus (ii) such Company RSU’s Pro Rata Percentage of any Additional Amount, if any, in each case, at the respective times and subject to the contingencies specified in this Agreement with respect to the applicable number of Company RSU Shares subject to such Company RSU.

(d) Treasury Shares. Each share of the Company Common Stock held by the Company (such shares, where held as treasury stock or otherwise, the “Cancelled Shares”) shall be automatically canceled, and no payment or other consideration shall be made with respect thereto.

(e) Capital Stock of Merger Sub. Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly issued, fully paid and non-assessable share of common stock of the Surviving Company.

2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Voting Company Common Stock issued and outstanding immediately prior to the Effective Time held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law, and who has properly exercised its appraisal rights with respect to such shares (the “Dissenting Shares”) in accordance with Section 262 of the DGCL (the “Dissenters’ Rights Statute”) shall not be converted into a right to receive the applicable portion of the Merger Consideration, but shall instead have the rights set forth in the Dissenters’ Rights Statute unless such Company Stockholder subsequently withdraws its demand for appraisal or waives, fails to perfect or otherwise loses such Company Stockholder’s appraisal rights, if any (in which case such shares of Voting Company Common Stock shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration). At the Effective Time, Company Stockholders holding Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under applicable Law and as provided in this Section 2.3. If, after the Effective Time, such Company Stockholder fails to perfect or loses any such right to appraisal, each such Dissenting Share of such Company Stockholder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration, without interest, in accordance with Section 2.2.

(b) The Company shall give Parent (i) prompt notice of any demands for the Company to purchase a Company Stockholder’s Dissenting Shares for cash received by the Company and withdrawals or attempted withdrawals of any such demands prior to the Closing, and (ii) after the Closing, the right to direct and control all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands or waive any failure by any holder of Company Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the Dissenters’ Rights Statute, or agree to do any of the foregoing.

2.4 Surrender and Payment.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint, at its cost and expense, Acquiom Financial LLC to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II, and prior to the Closing Date, the Paying Agent, Parent and the Securityholders’ Representative shall enter into a Paying Agent Agreement in the form attached hereto as Exhibit C (the “Paying Agent Agreement”). The Securityholders’ Representative (on behalf of the Company Securityholders), the Company and Parent hereby agree that, once such payment is received by the applicable Company Securityholder, any payment made by or on behalf of Parent to the Paying Agent in accordance with this Agreement for distribution to any given Company Securityholder shall be deemed a payment made by Parent directly to the applicable Company Securityholder and shall be deemed to satisfy the corresponding obligation of Parent to such Company Securityholder to the extent of such amount paid to the Paying Agent. Notwithstanding anything herein to the contrary, any amounts paid to the Paying Agent for distribution to the Company Securityholders which are actually received by the applicable Company Securityholders shall be deemed paid to the Company Securityholders, and upon such receipt, neither Parent, the Company nor any of their respective Affiliates shall have any further liability for any payment owed to any Company Securityholder in respect thereof.

(b) Letters of Transmittal. Parent shall cause the Paying Agent, not later than five (5) Business Days prior to the Closing Date (unless such five (5) Business Day period is waived or shortened by the Company), to provide each Company Stockholder with a letter of transmittal in the form attached hereto as Exhibit D (a “Letter of Transmittal”). The Company, upon the written request of Parent, shall reasonably cooperate with Parent and the Paying Agent to assist the Paying Agent in providing a Letter of Transmittal to each Company Stockholder. Parent shall cause the Paying Agent to, not later than the later of the Closing Date and three (3) Business Days after receipt of a Letter of Transmittal duly completed and validly executed by a Company Stockholder in accordance with the instructions thereto and any other documents or information reasonably required by the Paying Agent, pay in cash the applicable portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to this Agreement

(and in accordance with the Proceeds Allocation Schedule) with respect to the shares of Company Common Stock with respect to which such Letter of Transmittal is delivered and such shares of Company Common Stock shall immediately be cancelled with no requirement for further action on the part of any Person. No interest shall be paid or shall accrue on any cash payable upon submission of any Letter of Transmittal. Until submission of an applicable Letter of Transmittal, each outstanding share of Company Common Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the Merger Consideration to which such Company Stockholder may be entitled pursuant to this Agreement.

(c) Additional Payment. Each Company Securityholder shall also be entitled to such underlying Company Securityholder’s Pro Rata Percentage of any Additional Amount that may be payable in the future in respect of the Company Securities, at the times and subject to the contingencies specified in this Agreement, which shall be paid through the Paying Agent or the Company, as applicable.

(d) Unclaimed Payments. None of the Securityholders’ Representative, the Surviving Company, Parent or the Paying Agent shall be liable to any Company Securityholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by the Company Securityholder two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e) Dissenting Shares. The provisions of this Section 2.4 shall also apply to Dissenting Shares that lose their status as such for any reason, except that the obligations of Parent under Section 2.4(b) shall commence on the date of loss of such status and the holder of such Dissenting Shares shall be entitled to receive the applicable portion of the Merger Consideration to which such holder is entitled pursuant to this Agreement (and in accordance with the Proceeds Allocation Schedule) in exchange for such Company Common Stock, upon surrender of its Dissenting Shares and delivery of a duly executed and completed Letter of Transmittal and the other deliveries required under Section 2.4(b).

2.5 Withholding. Parent, the Paying Agent the Surviving Company shall be entitled to deduct and withhold from the Merger Consideration payable under this Agreement such amounts that Parent, the Paying Agent or the Surviving Company is required to deduct and withhold with respect to the making of such payment under this Agreement pursuant to applicable Tax Laws; provided that at least five (5) days prior to the due date of any payment, other than any payment that is compensatory or as a result of the failure of the Company to provide the certificate and notice required by Section 3.2(b), giving rise to such deduction or withholding, Parent or the Surviving Company, as applicable, shall (a) provide written notice to the Securityholders’ Representative and applicable holder of Company Securities of such anticipated deduction or withholding at least three (3) days prior to the date of the payment giving rise to such deduction or withholding, (b) use their commercially reasonable efforts to consult with the Securityholders’ Representative and such holder of Company Securities in good faith to determine whether such deduction or withholding is required under applicable Tax Law, and (c) use their commercially reasonable efforts to cooperate with the Securityholders’ Representative and such holder of Company Securities in good faith to minimize the amount of any applicable deduction or withholding.

ARTICLE III

CLOSING; MERGER CONSIDERATION ADJUSTMENT

3.1 Closing. The Parties shall consummate the transactions contemplated by this Agreement by exchange of documents via electronic mail (the “Closing”), as promptly as practicable but in any event on or before the date which is three (3) Business Days after the date on which all conditions set forth in Sections 9.1 and 9.2 (other than conditions that by their terms or nature (including the condition set forth in Section 9.1(g)) are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived by the Party entitled to the benefit of the same, at 9:00 a.m. Eastern time, or at such other date and time as the Parties may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously.

3.2 Closing Deliverables and Other Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions on the Closing Date:

(a) each Company Securityholder shall deliver to Parent an IRS Form W-8 or IRS Form W-9, duly executed by such Company Securityholder; provided, however, that Parent’s sole remedy for any Company Securityholder’s failure to deliver an IRS Form W-8 or IRS Form W-9 will be to withhold with respect to payments to such Company Securityholder pursuant to Section 2.5;

(b) a certificate in form and substance reasonably satisfactory to Parent issued to Parent by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5)-year period ending on the Closing Date, along with a notice prepared in accordance with Treasury Regulation Section 1.897-2(d) to be mailed by Parent (together with copies of the certificate described above) to the IRS in accordance with Treasury Regulation Section 1.897-2(h); provided, however, that Parent’s sole remedy for any failure to deliver the certificate and notice prescribed in this Section 3.2(b) shall be to withhold with respect to payments to an applicable Company Securityholder pursuant to Section 2.5;

(c) the Company and Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by DGCL in connection with the Merger;

(d) Parent shall deliver to the Securityholders’ Representative evidence of insurance binders for the D&O Insurance;

(e) Parent shall deliver to the Paying Agent (for distribution by the Paying Agent in accordance with the Paying Agent Agreement to those Company Stockholders that have delivered a duly executed Letter of Transmittal) an amount in cash equal to the aggregate amount of Per Share Closing Amount to which the Company Stockholders are entitled under this Agreement in respect of Company Common Stock (excluding any Dissenting Shares and the Cancelled Shares) as set forth on the Proceeds Allocation Schedule, by wire transfer of immediately available funds to the account designated by the Paying Agent in accordance with the Paying Agent Agreement;

(f) Parent shall deliver to the Surviving Company (solely and exclusively for distribution by the Surviving Company to any Option Holders as set forth in this Agreement and the Proceeds Allocation Schedule), an amount in cash equal to the aggregate amount of Per Share Closing Amount to which such Option Holders are entitled under this Agreement in respect of Company Options as set forth on the Proceeds Allocation Schedule, by wire transfer of immediately available funds to the account designated by the Company;

(g) Parent shall deliver to the Surviving Company (solely and exclusively for distribution by the Surviving Company to any RSU Holders as set forth in this Agreement and the Proceeds Allocation Schedule), an amount in cash equal to the aggregate amount of Per Share Closing Amount to which such RSU Holders are entitled under this Agreement in respect of Company RSUs as set forth on the Proceeds Allocation Schedule, by wire transfer of immediately available funds to the account designated by the Company;

(h) Parent shall pay, or cause to be paid, on behalf of the Acquired Companies, Estimated Transaction Expenses reflected in the Estimated Closing Schedule to the obligees thereof;

(i) Parent shall deliver to the Securityholders’ Representative, the Securityholders’ Representative Holdback Amount, by wire transfer of immediately available funds to the account(s) designated by the Securityholders’ Representative;

(j) the Company shall deliver to Parent executed letters of resignation of each director, manager and officer (or, in each case, local equivalent) of each Subsidiary of the Company in office immediately prior to the Effective Time who is an employee of Filtration Group Equity LLC or an Affiliate of Filtration Group Equity LLC (other than an Acquired Company);

(k) the Company shall deliver to Parent a certificate dated as of the Closing Date, signed by an officer of the Company in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 9.1(a), 9.1(b) and 9.1(e) have been satisfied (the “Company Certificate”);

(l) Parent and Merger Sub shall deliver to the Company a certificate dated as of the Closing Date, signed by an officer of Parent and Merger Sub, in each case in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied (the “Parent Certificate”);

(m) the Company shall deliver to Parent executed payoff letters (including the Payoff Letter) from all holders of Funded Indebtedness, which shall (a) indicate the payoff amount and state that, upon receipt of the payoff amount, the applicable Funded Indebtedness and all related loan documents shall be irrevocably and automatically terminated (subject to customary exceptions for contingent obligations thereunder that are not yet due and payable, and subject to the survival of provisions which by their express terms survive any such termination and provisions with respect to any obligations in respect of any letters of credit that may survive Closing) and (b) provide that all Liens (other than Liens on cash collateral securing any letters of credit that may survive Closing) and all guarantees in connection with such Funded Indebtedness relating to the assets and properties of any Acquired Company securing such obligations shall be irrevocably and automatically released and terminated upon the payment of the payoff amount;

(n) Parent shall pay, or cause to be paid, on behalf of the Acquired Companies, all Funded Indebtedness reflected in the payoff letters referenced in Section 3.2(m), by wire transfer of immediately available funds to the account(s) designated in such payoff letters;

(o) the Securityholders’ Representative shall deliver to Parent the Acquired Companies’ Tax Return tracker reflecting Tax Returns for which the Company has obtained an extension to file and which are due within two (2) weeks following the Closing Date;

(p) the Securityholders’ Representative shall deliver to Parent the Paying Agent Agreement duly executed by the Securityholders’ Representative; and

(q) Parent shall deliver to the Securityholders’ Representative the Paying Agent Agreement duly executed by Parent and the Paying Agent.

3.3 Purchase Price Adjustment.

(a) Estimated Closing Schedule. On or before the date which is five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a schedule (the “Estimated Closing Schedule”) setting forth the Company’s good faith estimate of (i) each item of Indebtedness outstanding as of immediately prior to the Closing (“Estimated Indebtedness”) based on the Payoff Letters, if applicable, including the amount and payee thereof, (ii) each Transaction Expense (“Estimated Transaction Expenses”), including the amount and payee thereof, (iii) Net Working Capital (“Estimated Net Working Capital”), (iv) Cash (“Estimated Cash”), and (v) the Estimated Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof. Upon delivery of the Estimated Closing Schedule, the Company shall also deliver to Parent a written schedule (the “Proceeds Allocation Schedule”) setting forth an itemized list (including calculations) in reasonable detail, of (i) all Company Securityholders as of immediately prior to the Effective Time, (ii) the number of shares of Company Common Stock, Company Options and Company RSUs, in each case, as of immediately prior to the Effective Time, and the portion of the Merger Consideration that each Company Securityholder has a right to receive under this Agreement and (iii) the applicable Pro Rata Percentage for each Company Securityholder. The Company shall cooperate and provide to Parent and its Representatives all information, records, data and working papers (including any such materials prepared by outside accountants or other advisors), subject to the satisfactory execution of customary access letters, where applicable, and shall make available, during normal business hours and upon reasonable advance written notice, all personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Parent in connection with its review of the Estimated Closing Schedule and the resolution of any disputes with respect thereto. The Proceeds Allocation Schedule shall be prepared by the Company, it being hereby acknowledged and agreed that Parent and Merger Sub shall be entitled to conclusively rely on the Proceeds Allocation Schedule for specifying the consideration that is payable to the holders of Company Common Stock, and neither Parent nor Merger Sub nor any of their respective Affiliates shall have any Liability to any holders of Company Common Stock with respect to the Proceeds Allocation Schedule. The Company shall consider any revisions to the Estimated Closing Schedule timely proposed by Parent in good faith and, to the extent that the Company agrees in its sole discretion (acting in good faith) to any such revisions, the Company shall deliver a revised Estimated Closing Schedule to Parent reflecting such accepted revisions, which revised Estimated Closing Schedule shall (x) be deemed to have been delivered at the time the Company delivered the initial Estimated Closing Schedule, (y) supersede and replace the prior versions for all purposes hereunder, and (z) be used for purposes of determining the Estimated Closing Amount and the other items set forth therein at the Closing. Notwithstanding anything to the contrary contained herein, in no event shall Parent’s review of the Estimated Closing Schedule, any revision thereof by the Company or any dispute with respect thereto delay the date by which the Closing is required to occur pursuant to Section 3.1 disregarding any review or revision of, or dispute with respect to, the Estimated Closing Schedule.

(b) Actual Closing Schedule. As soon as practicable, but not later than ninety (90) days after the Closing Date, Parent shall prepare in good faith and deliver to the Securityholders’ Representative a schedule (the “Actual Closing Schedule”) setting forth Parent’s good faith determination of (i) each item of Indebtedness outstanding as of immediately prior to the Closing including the amount and payee thereof, (ii) each Transaction Expense including the amount and payee thereof, (iii) Net Working Capital, (iv) Cash and (v) the Actual Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof. The Parties acknowledge and agree that the intent of the Parties is to determine Indebtedness, Transaction Expenses, Net Working Capital, Cash and the Actual Closing Amount resulting therefrom, in each case, in accordance with the definitions thereof set forth herein and the Accounting Principles, and not to permit the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies inconsistent with this Agreement, including the Accounting Principles.

(c) Reasonable Access. After delivery of the Actual Closing Schedule, Parent shall, and shall cause the Acquired Companies to, cooperate and provide to the Securityholders’ Representative and its Representatives all information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours and upon reasonable advance written notice, all personnel (including outside accountants and other advisors), subject to the satisfactory execution of customary access letters, where applicable, in each case as may be reasonably requested by the Securityholders’ Representative in connection with its review of the Actual Closing Schedule and the resolution of any disputes with respect thereto.

(d) Protest Notice. Within forty-five (45) days after delivery of the Actual Closing Schedule, the Securityholders’ Representative may deliver written notice (the “Protest Notice”) to Parent of any disagreement that the Securityholders’ Representative may have as to the Actual Closing Schedule setting forth in reasonable detail the items in dispute, the amount in dispute for each item and the reason supporting the Securityholders’ Representative’s position. If the Securityholders’ Representative fails to deliver a Protest Notice on or before the date which is forty-five (45) days after delivery of the Actual Closing Schedule, the Indebtedness outstanding as of immediately prior to the Closing, Transaction Expenses, Net Working Capital, Cash and the Actual Closing Amount resulting therefrom, in each case, as set forth on the Actual Closing Schedule shall be final, binding and non-appealable by the Parties.

(e) Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 3.3(d), the Securityholders’ Representative and Parent shall promptly negotiate in good faith to resolve all items disputed by the Securityholders’ Representative in the Protest Notice. If Parent and the Securityholders’ Representative are unable to resolve in writing all items disputed by the Securityholders’ Representative in the Protest Notice within thirty (30) days after Parent’s receipt of the Protest Notice, then either the Securityholders’ Representative or Parent shall have the right to cause the Parties to jointly engage Ernst & Young LLP, or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by the Securityholders’ Representative and Parent (in either case, the “Accounting Firm”), to resolve the remaining disputed items. The Accounting Firm shall act as an expert (and not an arbitrator) to determine, based solely on presentations and submissions by the Securityholders’ Representative and Parent and not by independent review, only those items still in dispute, in each case, in accordance with the applicable definitions set forth herein and the Accounting Principles (and not with the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies). All discussions and presentations by the Securityholders’ Representative or Parent to the Accounting Firm must take place in the presence (including by telephone) of the other Party, and all submissions made by the Securityholders’ Representative or Parent to the Accounting Firm must be concurrently delivered to the other Party. All presentations and submissions by the Securityholders’ Representative and Parent shall be made to the Accounting Firm no later than fifteen (15) days after the engagement of the Accounting Firm, and the Accounting Firm shall be instructed by the Securityholders’ Representative and Parent to render its written decision with respect to only those items still in dispute no later than fifteen (15) days thereafter (it being acknowledged and agreed that the failure of the Accounting Firm to timely deliver its written decision shall not render the determination of the Accounting Firm invalid). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value of such item claimed by either Party. All determinations made by the Accounting Firm in its written decision will be final, binding and non-appealable by the Parties. Judgement may be entered upon the written decision of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be allocated between Parent and the Securityholders’ Representative (on behalf of the Company Securityholders) (as determined by the Accounting Firm) so that the Securityholders’ Representative’s (on behalf of the Company Securityholders) aggregate share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the aggregate amount in dispute that is ultimately unsuccessfully disputed by the Securityholders’ Representative and the denominator of which is the total amount in dispute submitted to the Accounting Firm. The balance of such fees and expenses shall be paid by Parent. The term “Final Closing Schedule,” as used in this Agreement, shall mean the Actual Closing Schedule if deemed final in accordance with Section 3.3(d) or the definitive Final Closing Schedule agreed to in writing by the Securityholders’ Representative and Parent or resulting from the determinations made by the Accounting Firm in accordance with this Section 3.3(e).

(f) Payment. Within five (5) days after the determination of the Final Closing Schedule:

(i) if the Estimated Closing Amount is greater than the Actual Closing Amount, then the Securityholders’ Representative (on behalf of the Company Securityholders) shall pay to Parent such difference, by wire transfer of immediately available funds to an account designated by Parent; provided, however, that in no event shall Parent be entitled to receive payment pursuant to this Section 3.3(f)(i) in an aggregate amount in excess of the Purchase Price Adjustment Holdback Amount; or

(ii) if the Estimated Closing Amount is less than the Actual Closing Amount, then Parent shall pay (A) to the Paying Agent (for further distribution by the Paying Agent to those Company Stockholders that have delivered a duly executed Letter of Transmittal) an amount in cash equal to the aggregate amount of the Company Stockholders’ Pro Rata Percentage of such difference, by wire transfer of immediately available funds to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, and (B) to the Surviving Company (solely and exclusively for distribution by the Surviving Company to any Option Holders and RSU Holders as set forth in this Agreement and the Proceeds Allocation Schedule) an amount in cash equal to the aggregate amount of each such Option Holder’s or RSU Holder’s Pro Rata Percentage of such difference, by wire transfer of immediately available funds to the account designated by the Surviving Company; provided, however, that in no event shall Parent be obligated to make payment pursuant to this Section 3.3(f)(ii) in an aggregate amount in excess of the Purchase Price Adjustment Holdback Amount.

(g) Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, (i) the process and adjustment set forth in this Section 3.3 shall be the sole and exclusive remedy of the Parties with respect to items required under this Section 3.3 to be included or reflected in the calculation of the Actual Closing Amount (and, without limiting the generality of the foregoing, in no event shall it be used to seek recourse for any inaccuracy in the representations and warranties in Article IV) and (ii) (A) Parent’s right to receive a payment pursuant to Section 3.3(f)(i) in an amount not to exceed the Purchase Price Adjustment Holdback Amount shall be Parent’s sole and exclusive remedy in the event that the Actual Closing Amount is less than the Estimated Closing Amount (and in no event shall any Parent Related Party (other than Parent) have any remedy, recourse or entitlement whatsoever, whether at law or in equity, against any Company Related Party (other than the Securityholders’ Representative) with respect thereto) and (B) the Securityholders’ Representative’s (on behalf of the Company Securityholders) right to receive and/or direct payment from Parent pursuant to Section 3.3(f)(ii) in an amount not to exceed the Purchase Price Adjustment Holdback Amount shall be the Company Securityholders’ exclusive remedies in the event that the Estimated Closing Amount is less than the Actual Closing Amount (and in no event shall any Company Related Party have any remedy, recourse or entitlement whatsoever, whether at law or in equity, against any Parent Related Party (other than Parent) with respect thereto). Prior to the determination of the Actual Closing Amount and the payment of any amounts, if any, due under Section 3.3(f)(i), the Securityholders’ Representative shall retain an amount equal to the Purchase Price Adjustment Holdback Amount, and shall not distribute, in whole or in part, directly or indirectly, such funds retained in respect thereof to the Company Securityholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and authority required to own and lease its property and to carry on its business as conducted, and is duly qualified to transact business as a foreign entity and is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement, together with all amendments thereto in effect as of the date of this Agreement and the Company is not in violation of its Organizational Documents.

(c) Each Acquired Company (other than the Company) is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), has all requisite corporate or limited liability company, as applicable, power and authority required to own and lease its property and to carry on its business as conducted, and is duly qualified to transact business as a foreign entity and is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of its Subsidiaries in effect as of the date of this Agreement, together with all amendments thereto in effect as of the date of this Agreement and no Subsidiary is in material violation of its Organizational Documents or other applicable local Law requirements with respect to its organizational documents and equityholder agreements.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (a) are within the Company’s corporate powers, and (b) upon receipt of the Requisite Merger Stockholder Vote, have been duly authorized by all necessary corporate action on the part of the Company.

4.3 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law (the “Enforceability Exceptions”).

4.4 Governmental and Third Party Authorizations. Except as set forth on Schedule 4.4(a), and except for applicable requirements under “blue sky” Laws of various states, the filing of the Certificate of Merger and receipt of the Requisite Merger Stockholder Vote, all filings required under the HSR Act and any other Antitrust/FDI Law set forth on Schedule 4.4(b) are made and any waiting periods thereunder have expired or been terminated, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any party to a Material Contract or material Permit is required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, including the Merger, except for such consents or approvals the failure of which to obtain would not reasonably be expected to have a material impact on the business, financial condition or operations of the Acquired Companies, taken as a whole.

4.5 Noncontravention. Except as set forth on Schedule 4.5 and except for applicable requirements under “blue sky” Laws of various states, the filing of the Certificate of Merger and receipt of the Requisite Merger Stockholder Vote, and all filings required under the HSR Act and any other Antitrust/FDI Law set forth on Schedule 4.4(b) being made and any waiting periods thereunder having expired or been terminated, the execution, delivery and performance by the Company of this Agreement or any Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of (i) the Company or (ii) any other Acquired Company, (b) violate any Law or Order applicable to any Acquired Company, (c) constitute a material default by an Acquired Company under any Material Contract or any material Permit, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any property or asset of any Acquired Company, except in the case of clauses (b), (c) or (d), for such violations, defaults or impositions that would not reasonably be expected to have a material impact on the business, financial condition or operations of the Acquired Companies, taken as a whole.

4.6 Capitalization; Subsidiaries.

(a) Schedule 4.6(a) sets forth a true, correct and complete list of (i) the authorized Equity Securities of each Acquired Company, (ii) the issued and outstanding Equity Securities of each Acquired Company, including the name of the record owner thereof and the number of Equity Securities held thereby, (iii) all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option and the grant date and the exercise price with respect to such Company Option and (iv) all holders of outstanding Company RSUs, including the number of shares of Company Common Stock subject to each such Company RSU. All of the outstanding Equity Securities of the Company are duly authorized and validly issued and, if applicable, are fully paid and non-assessable. All of the outstanding Equity Securities of each Acquired Company (other than the Company) owned by any Acquired Company are duly authorized and validly issued and, if applicable, are fully paid and non-assessable and are free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.6(a), there are no outstanding obligations, options, warrants, convertible securities, subscriptions or other rights or agreements relating to the Equity Securities of any Acquired Company, in each case, to which an Acquired Company is a party. Except as set forth on Schedule 4.6(a), there are no contractual obligations of the Acquired Companies to repurchase, redeem or otherwise acquire any Equity Securities of the Acquired Companies. Except as set forth on Schedule 4.6(a), no Acquired Company has any Subsidiaries.

(b) Except with respect to the Organizational Documents of the Acquired Companies or as otherwise set forth on Schedule 4.6(b), no Acquired Company is party to, or otherwise bound by, any stockholder agreement, voting trust, proxy or other similar agreement with respect to the voting or transfer of any of its Equity Securities.

(c) Except as set forth on Schedule 4.6(c), no Acquired Company, directly or indirectly, owns any Equity Securities in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any Person that is not itself an Acquired Company.

4.7 Financial Statements.

(a) Schedule 4.7(a) contains true, correct and complete copies of the (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024 and December 31, 2023 and the related audited consolidated statement of income, stockholders’ equity and cash flows together with all notes and schedules thereto, for each of the 12-month periods then ended (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2025 (the “Most Recent Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the nine (9)-month period then ended (collectively, the “Financial Statements”).

(b) Each of the Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as applicable, at the dates thereof and the consolidated results of operations of the Company and such Subsidiaries, for the periods then ended, as applicable, and has been derived from the Books and Records of the Company and its Subsidiaries, as applicable, and prepared in accordance with GAAP applied on a consistent basis in all material respects throughout the periods covered thereby, except (i) that the unaudited Financial Statements are subject to normal and recurring year-end adjustments (none of which are material to the Company and its Subsidiaries either individually or in the aggregate) and lack the footnote disclosure otherwise required by GAAP (which if presented would not be materially different from those of the audited Financial Statements), (ii) as may be stated in the notes to the Audited Financial Statements, and (iii) as set forth on Schedule 4.7(b). During the past five (5) years, the Acquired Companies have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (x) all transactions are executed in accordance with the general and specific authorization of the management of the Company and (y) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items. All accounts receivable are reflected properly in all material respects in the Financial Statements or the accounting records of the Acquired Companies, are recorded in accordance with GAAP and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no material contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such account receivable.

(c) Except as set forth on Schedule 4.7(c), the Acquired Companies have no material Liabilities except for: (i) Liabilities specifically reflected or reserved against in the Most Recent Balance Sheet, (ii) Liabilities incurred in the ordinary course of business of the Acquired Companies since the date of the Most Recent Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) Liabilities arising under any Contract or Permit (other than as a result of a breach or violation of, or default under, such Contract or Permit prior to Closing); (iv) Indebtedness and Transaction Expenses, in each case, included in the Final Closing Schedule, and (v) Liabilities that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business, financial condition or operations of the Acquired Companies, taken as a whole.

(d) None of the Acquired Companies’ internal accounting personnel who are responsible for preparing the Financial Statements nor the Acquired Companies’ independent accountants have during the past five (5) years identified any material weakness or any significant deficiency in the system of internal accounting controls utilized by the Company. There is no, and there has not been during the past five (5) years any, incident of fraud, whether or not material, that involves the Acquired Companies’ management or other Employees who have a significant role in the Acquired Companies’ internal controls over financial reporting, in each case related to the preparation of the Financial Statements.

4.8 Absence of Certain Changes. As of the date hereof, except as disclosed in Schedule 4.8, since the date of the Most Recent Balance Sheet: (a) the Acquired Companies have conducted their business only in the ordinary course of business consistent with past practice; (b) there has not been any change, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) no Acquired Company has taken any action that would, after the date hereof, be prohibited by Section 6.1.

4.9 Material Contracts.

(a) Schedule 4.9(a) contains a true, correct and complete list as of the date hereof of each of the following Contracts (in each case, other than purchase orders, statements of work and non-disclosure agreements entered into with customers or suppliers in the ordinary course of business) pursuant to which any Acquired Company has any executory rights or obligations:

(i) each Contract (A) with a Material Customer or (B) pursuant to which the Acquired Companies have had, during the 12-month period ending on December 31, 2024, aggregate sales to the applicable counterparty in excess of $6,000,000 (for the avoidance of doubt, in the case of this clause (B) other than pursuant to any Contract required to be set forth on Schedule 4.9(a)(i)(A));

(ii) each Contract with a Material Supplier;

(iii) each Contract pursuant to which any Acquired Company leases, licenses, subleases, uses or otherwise occupies (but does not own) any real property (the “Real Property Leases”);

(iv) each Contract pursuant to which any Acquired Company leases, holds or operates any personal property owned by any Person (other than another Acquired Company), except under which the annual rental payments do not exceed $1,000,000.

(v) each Contract relating to any partnership, joint venture, joint development arrangement, strategic alliance or similar agreement or arrangement, including the sharing of profits or losses with any Person;

(vi) each Contract with any officer, director or Employee of any Acquired Company, other than (A) any employment letter that sets forth the terms of an at will employment arrangement or (B) a Benefit Plan;

(vii) each Contract with an independent contractor who is a natural person, other than (A) any contract that may be terminated by the Acquired Company without any penalty or payment, other than for compensation earned prior to the termination of services, on advance notice of either (x) thirty (30) days or less or (y) such greater amount of advance notice as required by applicable Law or (B) a Benefit Plan;

(viii) each Contract that (A) restricts any Acquired Company from engaging, or competing with any Person, in any line of business in any geographic area, (B) grants any “most favored nation” or material exclusivity rights to any Person (other than another Acquired Company) or (C) imposes any minimum purchase obligations (or similar terms in substance or effect) on any Acquired Company;

(ix) each Contract with an Affiliate of any Acquired Company (other than another Acquired Company);

(x) each Contract pursuant to which any Acquired Company has acquired or disposed of any business (whether by merger, sale of capital stock, sale of assets or otherwise), in each case, (A) which such acquisition or disposition was consummated during the past three (3) years, or (B) that contains any outstanding payment obligations of such Acquired Company;

(xi) each Contract relating to any stock appreciation, phantom stock or similar arrangements;

(xii) each Contract relating to future capital expenditures by any Acquired Company in excess of $3,500,000 in the aggregate;

(xiii) each Contract relating to Funded Indebtedness (including any guaranty of any such Funded Indebtedness by any Acquired Company);

(xiv) each interest rate protection agreement and any Contract relating to currency obligation swaps, commodities or securities, hedges, derivatives, collars, caps, forward contracts or similar arrangements;

(xv) each Government Contract;

(xvi) each Contract involving any resolution or settlement of any Suit involving any Acquired Company with outstanding payment obligations of any Acquired Company in excess of $500,000 or any ongoing requirements or restrictions on the Acquired Companies outside of the ordinary course of business;

(xvii) each collective bargaining agreement, neutrality agreement, works council agreement or similar Contract with any union, works council or other body representing Employees for collective bargaining or organizing purposes;

(xviii) each Contract considered a License Agreement, as set forth on Schedule 4.16(b); or

(xix) each written Contract to enter into any of the foregoing.

(b) As of the date hereof, each Material Contract is in full force and effect. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, none of the Acquired Companies, nor to the Company’s Knowledge, any other party thereto, (i) is in breach or default of any obligation under any Material Contract; or (ii) has, since January 1, 2025, (A) terminated or accelerated payment obligations under any Material Contract; (B) given written notice of its intention to cancel, terminate, fail to renew, reduce the amount of products or services purchased or supplied under, contest, object to or otherwise dispute any renewal or extension of or change the pricing terms with respect to, any Material Contract; (C) paid damages in lieu of performance under any Material Contract; (D) waived any rights under any Material Contract; (E) made any claims of default or breach of any obligation under any Material Contract; or (F) asserted in writing a force majeure with respect to its performance obligations under any Material Contract. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there are no conditions, events or acts that constitute, or that after notice, lapse of time or both, would reasonably be expected to constitute, a default under, acceleration or termination of any material obligation by any Acquired Company, or, to the Company’s Knowledge, by any other party thereto. Since January 1, 2025, no party to any Material Contract has as of the date hereof asserted in writing any right to offset, discount or otherwise abate any material amount owing under any Material Contract except as expressly set forth in such Material Contract or by operation of Law.

(c) The Company has made available to Parent a true, correct and complete copy of each written Material Contract (including all exhibits, schedules and annexes, amendments, waivers or other changes thereto that remain in full force and effect) as of the date hereof.

4.10 Suits. Except as set forth on Schedule 4.10, there are no, and during the past three (3) years there have not been any, material Suits pending or, to the Company’s Knowledge, threatened against any Acquired Company or affecting any Acquired Company’s properties or assets. Except as disclosed on Schedule 4.10, there are no, and during the past three (3) years there have not been any, material Orders in effect with respect to any Acquired Company or affecting any Acquired Company’s properties or assets.

4.11 Compliance with Laws; Permits. None of the Acquired Companies is, or during the past five (5) years has been, in violation in any material respect of any Law to which it is subject or any material Permit necessary for the ownership of its assets or the operation of its business. None of the Acquired Companies has received in the five (5) years preceding the date hereof, written notice from any Governmental Entity or any other Person of any material violation or alleged material violation by it of any Law to which it is subject or any material Permit necessary for the ownership of its assets or the operation of its business which remains unresolved. Schedule 4.11 contains a true, correct and complete list as of the date hereof of all material Permits held by any Acquired Company. No proceeding is pending or, to the Company’s Knowledge, threatened to revoke, terminate, suspend, modify, cancel or limit any such material Permit. During the past three (3) years, none of the Acquired Companies has received any written notice from any Governmental Entity or other Person regarding a violation of, conflict with or failure to comply with, any term or requirement of any such material Permit. All such material Permits are valid and in full force and effect, and none of the Acquired Companies is in default under any such material Permit.

4.12 Tangible Personal Property. An Acquired Company has good and marketable title to or, in the case of leased property other than the Real Property, has valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) material to their business as presently conducted, free and clear of all Liens other than Permitted Liens. The tangible personal property owned or leased by an Acquired Company (a) is adequate in all material respects for the conduct of their business as presently conducted, (b) is, in all material respects, in good operating condition and repair, and (c) is regularly and properly maintained in accordance with the ordinary course of business consistent with past practice (subject to normal wear and tear).

4.13 Anti-Corruption.

(a) Each of the Acquired Companies is, and at all times during the past five (5) years has been, in compliance with the Anti-Corruption Laws in all material respects. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, neither the Acquired Companies nor, to the Company’s Knowledge, any of their respective Representatives or other Persons that act for or on behalf of the Acquired Companies has during the past five (5) years made any unlawful payment or given, offered, promised or authorized or agreed to give, any money or thing of value, directly or indirectly, to any person (including any Government Official or private individual) for the purpose of obtaining business or any other improper advantage.

(b) During the past five (5) years, (i) the Acquired Companies have not made any voluntary or involuntary disclosure to any Governmental Entity under the Anti-Corruption Laws, (ii) there have been no actual or threatened written inquiries, investigations or enforcement actions regarding material non-compliance by the Acquired Companies with Anti-Corruption Laws, and (iii) no Governmental Entity has assessed any fine or penalty against, or issued any warning letter to, any Acquired Company with regard to material non-compliance with Anti-Corruption Laws.

(c) Each of the Acquired Companies has in place and maintains adequate procedures reasonably designed to prevent and detect material violations of Anti-Corruption Laws.

4.14 International Trade.

(a) Neither the Acquired Companies, nor any of their respective Representatives or other Persons that act for or on behalf of the Acquired Companies is currently, or at any time during the past six (6) years has been, (i) a Restricted Party, (ii) located, organized or resident in a jurisdiction that is the subject of Sanctions, (iii) engaged in any dealings or transactions with, involving or for the benefit of any Restricted Party or in or with any jurisdiction that is the subject of Sanctions, or (iv) otherwise in violation of applicable Sanctions.

(b) The Acquired Companies and their Representatives and other Persons that act for or on behalf of the Acquired Companies are and, at all times during the past five (5) years, have been in compliance in all material respects with all Trade Compliance Laws.

(c) During the past five (5) years, the Acquired Companies have not made any voluntary or involuntary disclosures to any Governmental Entity under the Trade Compliance Laws, and there have been no actual or threatened inquiries, investigations or enforcement actions regarding material non-compliance by the Acquired Companies with Trade Compliance Laws, and no Governmental Entity has assessed any material fine or penalty against, or issued any warning letter to, any Acquired Company with regard to material non-compliance with Trade Compliance Laws.

(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, none of the products or materials imported by, for or on behalf of any Acquired Company, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Entity.

(e) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Acquired Company is importing, nor has during the past five (5) years imported, products or materials that were mined, produced or manufactured, wholly or in part, with the use of forced labor or mined, produced or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.

4.15 Outbound Investment Rules. None of the Acquired Companies is a “covered foreign person,” and this Agreement will not result in a “covered transaction,” as each of those terms is defined in the Outbound Investment Rules.

4.16 Intellectual Property and Data Protection.

(a) Schedule 4.16(a) contains a true, correct and complete list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of all (i) issued Patents and applications therefor, (ii) registered Copyrights and applications therefor, (iii) registered Trademarks and applications therefor, and (iv) registered Domain Names, owned by any Acquired Company (collectively, “Owned Intellectual Property”). Except as otherwise set forth on Schedule 4.16(a), none of the Owned Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of the Owned Intellectual Property which were due prior to the date hereof have been duly paid. All material Owned Intellectual Property is valid and enforceable and, except as set forth on Schedule 4.16(a), solely owned by an Acquired Company.

(b) Schedule 4.16(b) contains a list as of the date hereof of all Contracts pursuant to which Intellectual Property is (i) licensed to any Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements), or (ii) licensed by any Acquired Company to any third party (excluding non-exclusive licenses granted in the ordinary course of business) (each, a “License Agreement”). An Acquired Company either owns, or has a valid and enforceable right to use, all material Intellectual Property necessary for the operation of the Acquired Companies as currently operated.

(c) All current and former Representatives of the Acquired Companies and any other Person who participated in the creation or contributed to the conception or development of material Intellectual Property necessary for the operation of the Acquired Companies as currently operated have assigned to the applicable Acquired Company, all of such Person’s material right, title and interest in and to such Intellectual Property.

(d) The Acquired Companies have entered into confidentiality and nondisclosure agreements with all of their Representatives and any other Person with access to any material Trade Secrets and confidential information of any Acquired Company reasonably designed to protect the confidentiality and value of such Trade Secrets and confidential information, and during the past five (5) years there has not been any material breach by any of the foregoing of any such agreement.

(e) As of the date hereof, no Suit is pending or, to the Company’s Knowledge, has during the past five (5) years been threatened that (i) challenges the rights of any Acquired Company in respect of any material Intellectual Property necessary for the operation of the Acquired Companies as currently operated or the scope of such material Intellectual Property, (ii) asserts that the operation of the business of any Acquired Company is or was infringing any material Intellectual Property, or is (except as set forth in a License Agreement) required to pay any material royalty, license fee, charge or other amount with regard to any Intellectual Property or (iii) claims that any default exists under any material License Agreement.

(f) The operation of any Acquired Company’s business as currently conducted is not, and for the past five (5) years has not been, infringing or misappropriating in any material respect the material Intellectual Property of any other Person, and, as of the date hereof and for the past five (5) years, no other Person is or has been infringing or misappropriating in any material respect the material Owned Intellectual Property.

(g) All Information Systems used by the Acquired Companies are sufficient in all material respects for the conduct of their business as currently conducted. The Acquired Companies take commercially reasonable steps to provide for archival, backup, recovery and restoration of their material business data.

(h) The Acquired Companies are in material compliance with and have during the past three (3) years materially complied with all Privacy Requirements. During the past three (3) years, except as is not material to the Acquired Companies, taken as a whole, no Person has gained unauthorized access to, acquired or engaged in unauthorized Processing of (i) any Personal Information held by or on behalf of the Acquired Companies, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that process Personal Information owned or maintained by the Acquired Companies or any other Persons on their behalf (a “Security Breach”). The Acquired Companies during the past three (3) years have used commercially reasonable controls, technologies, processes and practices designed to detect, identify and remediate any material Security Breaches.

(i) The Acquired Companies have during the past three (3) years maintained in place commercially reasonable security measures, contractual protections, controls, technologies, polices and safeguards designed to comply in all material respects with applicable Privacy Requirements. The Acquired Companies maintain disaster recovery and business continuity plans, procedures and facilities.

4.17 Insurance. Schedule 4.17(a) sets forth a true, correct and complete list, as of the date hereof, of each material insurance policy currently in effect to which any Acquired Company is a party or a named insured, excluding any insurance associated with any Benefit Plan (each, an “Insurance Policy”). With respect to each such Insurance Policy, except as set forth on Schedule 4.17(b), as of the date hereof: (a) all premiums with respect thereto covering all current periods have been paid to the extent due; and (b) no written notice of cancellation or non-renewal has been received with respect to such Insurance Policy. Except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (x) none of the Acquired Companies is in default with respect to its obligations under any Insurance Policy, (y) each Insurance Policy is in full force and effect, and (z) there are no claims pending against any Acquired Company under any Insurance Policy covering the property, the business or Employees of the Acquired Companies, or any pending claims that have been denied or disputed by the applicable insurer or in respect of which the applicable insurer has reserved their rights.

4.18 Real Property.

(a) Schedule 4.18(a) contains a list of each parcel of real property owned by an Acquired Company (the “Owned Real Property”), which is true, correct and complete. An Acquired Company has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of any Liens except for Permitted Liens and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property. Except as would not be material to the Acquired Companies, taken as a whole, no third Person is in possession, occupation, use or control of the Owned Real Property in whole or part.

(b) Schedule 4.18(b) contains a list of each parcel of real property leased under the Real Property Leases (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). An Acquired Company holds a valid leasehold interest in the Leased Real Property, free and clear of any Liens except for Permitted Liens. Except as would not be material to the Acquired Companies, taken as a whole, no third Person is in unlawful occupation, use or control of the Leased Real Property in whole or part.

(c) The Real Property constitutes all of the real property occupied or operated by any Acquired Company in connection with their respective businesses. To the Company’s Knowledge, no portion of the Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Schedule 4.18(c), there are no Contracts to which any Acquired Company is a party granting to any third party the right of use or occupancy of any portion of the parcels of the Real Property. There is no material defect in, material mechanical failure of or material damage to any material Real Property used in the operation of the Acquired Companies, including the fixtures thereat or thereon.

4.19 Employees.

(a) The Company has made available to Parent a list of all Employees as of the date hereof whose aggregate salary, wages, commissions and cash bonuses with respect to the calendar year ended December 31, 2024 exceeded $500,000 (“Highly Paid Employees”), which list includes the amount of base salary or wages, cash bonus compensation and commission compensation paid to each Highly Paid Employee during the calendar year ended December 31, 2024.

(b) Except as set forth on Schedule 4.9(a)(xvii), no Acquired Company is, or during the past five (5) years has been, party to a collective bargaining agreement, neutrality agreement, works council agreement or similar agreement with any union, works council or other body representing Employees for collective bargaining purposes. During the past five (5) years, there has been no material labor strike, slowdown, stoppage, lockout or other material labor dispute pending or, to the Company’s Knowledge, threatened against an Acquired Company, and (ii) to the Company’s Knowledge, there are, and in the past five (5) years have been, no material union organizing campaigns with respect to any Employees of any Acquired Company.

(c) During the past three (3) years, no Acquired Company has implemented a mass layoff, plant closing or shutdown that would require notice under the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

(d) The Acquired Companies have been in material compliance at all times during the past three (3) years with all applicable employment and labor Laws, including those relating to termination of employment, employment practices, terms and conditions of employment, immigration, wages and hours, meal and rest breaks, employment standards, civil rights, discrimination and retaliation, occupational safety and health, employee leave, exempt/non-exempt classification and classification as an employee or independent contractor.

(e) To the Company’s Knowledge and except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Highly Paid Employee is in material violation of any term of any employment, restrictive covenant agreement, or other non-disclosure obligation to a former employer.

4.20 Benefit Matters.

(a) Benefit Plans Generally. Schedule 4.20(a) attached hereto contains a list as of the date hereof of all material Benefit Plans, but excluding (i) the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absence pursuant to normal payroll practices, (ii) any Contract providing for compensation to an individual independent contractor of less than $200,000 per year and (iii) any Contract that (A) sets forth the terms of an at-will employment arrangement or (B) sets forth the terms of any non-US employment arrangement for an individual whose annual base salary is less than $200,000, and, in each case, that does not provide for severance beyond the payments and benefits provided under the Benefit Plans listed on Schedule 4.20(a) or under required by applicable Law. No Benefit Plan provides benefits to any individual who is not a current or former employee of an Acquired Company, or the dependents or other beneficiaries of any such current or former employee. Schedule 4.20(a) separately identifies each Benefit Plan that is subject to or governed by the Laws of any jurisdiction other than the United States.

(b) No Multiemployer, Multiple Employer or Similar Plans. None of the Acquired Companies sponsors, maintains or participates in, or has any Liability with respect to, as applicable, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c) Pension Plans.

(i) None of the Acquired Companies has any Liability (including on account of an ERISA Affiliate) with respect to any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code. None of the UK Pension Schemes are defined benefit pension plans as defined under applicable Law and none of the Acquired Companies have any Liability in respect of the same.

(ii) Each Benefit Plan to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA in all material respects. Schedule 4.20(c)(ii) identifies the “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA for each such Benefit Plan as of the date of the most recent annual report, and no event has occurred which would be reasonably expected to materially change any such funding shortfall. No Benefit Plan is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code. No Benefit Plan, as of the date hereof, has an accumulated funding deficiency within the meaning of Section 302 of ERISA or

Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Benefit Plan, nor has any lien in favor of any Benefit Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA. None of the Acquired Companies nor their ERISA Affiliates has been required to provide security to any defined benefit pension plan pursuant to Section 412(c)(4) or 436 of the Code or Section 306 or 307 of ERISA, and there have been no “installment acceleration amounts” as that term is defined in Section 430(c)(7)(V) of the Code. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder with respect to a Benefit Plan, which has not been fully and accurately reported, as required by applicable Law, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Benefit Plan.

(d) Qualified Plans. With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, such Benefit Plan has received a determination letter or opinion letter from the U.S. Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination. With respect to each material Benefit Plan maintained outside of the United States, (i) if such Benefit Plan is intended to qualify for favorable tax benefits under the Laws of any jurisdiction, such Benefit Plan is so qualified, and no condition exists nor has an event occurred that would reasonably be expected to result in the loss or revocation of such status, and (ii) if such Benefit Plan is required to be registered, to the Company’s Knowledge, it has been registered and has been maintained in all material respects in good standing with all applicable regulatory authorities.

(e) Compliance.

(i) Each Benefit Plan has been established, maintained, operated and administered in all material respects (A) in accordance with its terms and any related documents, and (B) in compliance with all applicable Laws, including ERISA and the Code, as applicable.

(ii) Each Benefit Plan for which any Acquired Company has liability that is subject to Section 409A of the Code is in documentary compliance in all material respects with and has been operated in compliance in all material respects with Section 409A of the Code, and no individual has a right to any gross up or indemnification from any Acquired Company with respect to any such Benefit Plan subject to Section 409A of the Code.

(iii) With respect to each group health plan benefiting any current or former employee of the Acquired Companies that is subject to Section 4980B of the Code, the Acquired Companies have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(iv) Each Benefit Plan that is subject to the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”) has been established, maintained and administered in all material respects in compliance with the requirements of the PPACA, including all applicable notice, reporting, affordability and coverage requirements. None of the Acquired Companies are subject to, nor reasonably expected to be subject to, material liability or material penalty under Sections 4971 through 4980H or Section 6055, Section 6056, Section 6721 or Section 6722 of the Code.

(v) Each Company Option has an exercise price per Company Option Share that is equal to or greater than the fair market value of a share of Company Common Stock on the applicable date of grant.

(f) Contributions. The Acquired Companies have made or properly accrued all payments and contributions to all Benefit Plans on a timely basis in all material respects as required by the terms of each such Benefit Plan (and any insurance contract funding such plan) and all applicable Laws.

(g) No Prohibited Transactions; No Open Non-Routine Claims. (i) Except as would not be material, no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Benefit Plan, (ii) none of the Acquired Companies has material Tax liability under Section 4975 of the Code and (iii) there have been no breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that would reasonably be expected to result in any material liability or material excise tax under ERISA or the Code being imposed on any Acquired Company. No Benefit Plan, nor any trust which serves as a funding medium for any such Benefit Plan is, to the Company’s Knowledge, currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, or government agency other than applications for determinations pending with the IRS. There is no pending or, to the Company’s Knowledge, threatened complaint, proceeding or investigation of any kind with respect to any Benefit Plan (other than routine claims for benefits).

(h) Documentation. The Company has delivered or made available to Parent correct and complete copies of the following documents: (i) to the extent applicable, all plan documents, amendments and trust agreements relating to each written Benefit Plan, including any insurance contracts or other documents relating to the funding of any Benefit Plan, as currently in effect or in the case of any unwritten material Benefit Plan, a written description thereof; (ii) to the extent applicable, the most recent advisory, opinion or determination letter from the IRS relating to any Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code, (iii) to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, along with all schedules and attachments, as applicable, for the three (3) most recent plan years for which such form is currently required; (iv) the current summary plan descriptions, and summaries of material modifications, if any is required by ERISA to be prepared and distributed to participants, for each Benefit Plan; and (v) material and non-routine correspondence relating to any Benefit Plan between the Acquired Companies or their representatives, and any government agency or regulatory body within three (3) years prior to the date of this Agreement.

(i) Post-Retirement Health and Welfare Benefits. Except as set forth on Schedule 4.20(i), no Benefit Plan provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”) or any other similar applicable Law.

(j) No Triggering Events. The execution and performance of this Agreement is not reasonably expected to (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Acquired Company to any current or former officer, Employee, director or consultant (or dependents of such Persons), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, Employee, director or consultant (or dependents of such Persons) of any Acquired Company, or (iii) require the funding of any Benefit Plan.

(k) Code Section 280G. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(l) UK Pension Schemes. With respect to the United Kingdom, other than the UK Pension Schemes, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies do not have any current contingent, actual or potential Liability arising under a financial penalty notice issued under sections 77A, 77B or 88A of the Pensions Act 2004. No UK Continuing Employee (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006) whose employment has previously transferred to the Acquired Companies under those Regulations has a right to enhanced benefits on redundancy or on early retirement, or to a set amount of employer contributions that is materially higher than has been disclosed.

4.21 Environmental Matters.

(a) Each Acquired Company is, and during the past five (5) years has been, in material compliance with all applicable Environmental Laws.

(b) No Acquired Company has received any written notice, request for information, Order, complaint, claim or demand with respect to its business or Real Property or any other location from any Governmental Entity or other third party alleging that such Acquired Company is not in material compliance with, or has or may have material Liabilities under, any Environmental Law which remains unresolved.

(c) There exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or that would otherwise give rise to any material Liability of any Acquired Company pursuant to any Environmental Law or Contract.

(d) No Acquired Company has any material Liability arising from the assumption, undertaking, agreement to provide indemnification or otherwise becoming subject to any material Liability of any other Person relating to or arising from any presence of any Environmental Condition or obligation under any Environmental Law.

(e) No Acquired Company nor, to the Company’s Knowledge any of its predecessors in interest, has sold, manufactured, distributed or marketed any product containing asbestos or asbestos-containing materials in a manner or condition that would reasonably be expected to give rise to material Liability for any Acquired Company.

4.22 Taxes.

(a) All material Tax Returns required to be filed by the Acquired Companies have been timely filed with the appropriate Governmental Entities in accordance with applicable Laws, and all such Tax Returns are true, complete and correct in all material respects. Each Acquired Company has timely paid to the appropriate Governmental Entities all material Taxes due and payable by it whether or not such Taxes are shown as due and payable by it on such Tax Returns.

(b) Each Acquired Company has withheld and timely paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid over by such Acquired Company in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party to the extent due and payable. Each Acquired Company has timely filed or provided all material Tax information, returns or reports, including Forms 1099 and W-2 (and foreign state and local equivalents), that are required to have been filed or provided and has in all material respects reported all information required to be included on such Tax returns or reports.

(c) No material Tax Return of any Acquired Company with respect to any Pre-Closing Tax Period is currently being examined, audited or investigated by any Governmental Entity.

(d) Except pursuant to an automatic extension taken in the ordinary course of business, no Acquired Company has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Governmental Entity, which period (after giving effect to such extension or waiver) has not yet expired.

(e) There is no material examination, audit or investigation in respect of any Tax or Suit principally in respect of any Tax now pending or threatened in writing against or involving any Acquired Company.

(f) There are no material Liens for Taxes upon the assets or properties of any Acquired Company, except for Permitted Liens.

(g) None of the Acquired Companies has any material liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (other than pursuant to a customary commercial Contract entered in the ordinary course of business no principal subject matter of which is related to Taxes).

(h) None of the Acquired Companies has within the last three (3) years received written notice of any claim by a Governmental Entity in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that Governmental Entity.

(i) None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date (i) as the result of an adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) as a result of a change in method of accounting for a Pre-Closing Tax Period made by any Acquired Company prior to the Closing, (ii) pursuant to the provisions of any agreement entered into by an Acquired Company with any Governmental Entity or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by an Acquired Company prior to the Closing, (iii) as a result of the Acquired Companies’ use outside of the ordinary course of business in a Pre-Closing Tax Period of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any prepaid amount received by an Acquired Company on or prior to the Closing Date, (v) as a result of an Acquired Company’s use of any impermissible method of accounting on or before the Closing Date, (vi) as a result of using the deferral method provided for under IRS Revenue Procedure 2004-34 or making an election under Section 451(c) of the Code, as applicable, in respect of any transaction occurring or payment received by an Acquired Company prior to the Closing Date, or (vii) pursuant to Section 965 of the Code (or any similar provision of state, local or non-U.S. Law) as the result of any election made by the Acquired Company prior to the Closing.

(j) None of the Acquired Companies will be required to include any material item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) as the result of owning an interest in any “controlled foreign corporation” (as defined in Section 957(a) of the Code) other than any other Acquired Company attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or non-U.S. Law) that is related or attributable to such Acquired Company, or the income, assets or operations of such Acquired Company, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or non-U.S. Law) that is related or attributable to such Acquired Company, or the income, assets or operations of such Acquired Company, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, in any Pre-Closing Tax Period.

(k) None of the Acquired Companies is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than any customary commercial Contract entered in the ordinary course of business no principal subject matter of which is related to Taxes).

(l) Within the past two (2) years, none of the Acquired Companies has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) None of the Acquired Companies has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(n) None of the Acquired Companies is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity that is not automatically available to similarly situated taxpayers and that would be recaptured as the result of the Merger.

(o) Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representations or warranties with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of the Acquired Companies in any taxable period or portion thereof beginning after the Closing Date.

4.23 Brokers. Except for Lincoln International LLC, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

4.24 Affiliate Transactions. Except as set forth on Schedule 4.24, (a) no Affiliate of the Company or its Subsidiaries (other than the Acquired Companies) is party to any Contract with any Acquired Company, and (b) no Affiliate of the Company or its Subsidiaries (other than the Acquired Companies) (i) has engaged in any transaction with any Acquired Company in the twelve (12) months preceding the date hereof, (ii) has any right, title or interest, to or under, any material property or material right, tangible or intangible, that is used or held for use by any of the Acquired Companies, (iii) licenses Intellectual Property either to or from any of the Acquired Companies, or (iv) is indebted to any Acquired Company (other than in respect of any advances to Employees in the ordinary course of business) (the foregoing (a) – (b), “Affiliated Transactions”).

4.25 Customers and Suppliers.

(a) Schedule 4.25(a) sets forth a true, correct and complete list of the 10 largest customers of the Acquired Companies during the 12-month period ending on December 31, 2024 (the “Material Customers”), as measured by the dollar amount of sales thereto during such period, including the approximate total revenue by the Acquired Companies from each such customer during such period.

(b) Schedule 4.25(b) sets forth a true, correct and complete list of the 10 largest suppliers of the Acquired Companies during the 12-month period ending on July 31, 2025 (the “Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Acquired Companies from each such supplier during such period.

4.26 Products. During the past five (5) years, (a) there have been no material product warranty or product Liability Suits pending or threatened against any Acquired Company with respect to any services or products marketed, developed, manufactured, sold by or delivered by or on behalf of any Acquired Company, including any product or service currently under development, and (b) no Acquired Company has initiated or been required to initiate a material product recall, consumer recall, suspension or withdrawal or similar action with respect to any services or products marketed, developed, manufactured, sold by or delivered by or on behalf of any Acquired Company, including any product or service currently under development.

4.27 Requisite Merger Stockholder Vote; Stockholder Written Consent.

(a) The Requisite Merger Stockholder Vote is the only vote of the holders of any class or series of capital stock or debt or equity securities of the Company or any of the other Acquired Companies which is necessary to adopt and approve this Agreement or approve the transactions contemplated hereby, including the Merger.

(b) The Company has delivered to the Parent an executed copy of the action by written consent signed by Filtration Group Equity LLC, FG LWG LLC and SHMP LLC approving and adopting this Agreement and the Merger (the “Stockholder Written Consent”), which constitutes the Requisite Merger Stockholder Vote. The Stockholder Written Consent has been obtained prior to the date hereof and has not been revoked, amended or terminated.

4.28 Government Contracts. During the past five (5) years, with respect to any Government Contract, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there has been no: (a) civil fraud, criminal or bribery investigation by any Governmental Entity against any Acquired Company; (b) internal investigation in connection with any alleged fraud, bribery, contractual noncompliance or any other issue in connection with such Government Contract; (c) written request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or written claim of material defective pricing against any Acquired Company; (d) material breach, non-compliance or violation of any Law, or material obligation pertaining to any Government Contract; or (e) award of a Government Contract as a set aside in whole or in part based on the Acquired Company’s size status or other set aside or preference category.

4.29 Facet Assets. The Facet Assets (as defined on Schedule 6.12) constitute all of the assets acquired by the Facet Entities (as defined on Schedule 6.12) pursuant to that certain Asset and Stock Purchase Agreement, dated as of February 25, 2018, between the Parent and the Company (the “ASPA”), subject to the disposition of any such assets after the closing of the transactions contemplated by the ASPA. For the avoidance of doubt, none of Acquired Companies owns, leases or otherwise is in possession of any of the Facet Assets or any assets or liabilities that relate to the Facet Entities generated or incurred after the closing of the transactions contemplated by the ASPA.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

5.1 Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (a) are within each of Parent’s and Merger Sub’s powers and (b) have been duly authorized by all necessary action on the part of each of Parent and Merger Sub.

5.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, respectively, in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

5.4 Governmental and Third Party Authorizations. Except for (a) applicable requirements under “blue sky” Laws of various states and the filing of the Certificate of Merger and (b) all filings required under the HSR Act and any other Antitrust/FDI Law set forth on Schedule 4.4(b) are made and any waiting periods thereunder have expired or been terminated, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other party to a Contract or material Permit to which Parent or Merger Sub is a party is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, except for such consents or approvals the failure of which to obtain would not be material to the Parent and Merger Sub, taken as a whole.

5.5 Noncontravention. Except for (a) applicable requirements under “blue sky” Laws of various states and the filing of the Certificate of Merger and (b) all filings required under the HSR Act and any other Antitrust/FDI Law set forth on Schedule 4.4(b) being made and any waiting periods thereunder having expired or been terminated, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, will not (w) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of (i) Parent or (ii) Merger Sub, (x) violate any Law or Order applicable to Parent or Merger Sub, (y) constitute a material default by Parent or Merger Sub under any material Contract or any material Permit to which Parent or Merger Sub is a party, or (z) result in the creation or imposition of any Lien (other than Permitted Liens) on any property or asset of Parent or Merger Sub, except in the case of clauses (x), (y) or (z), except for such violations, defaults or impositions for such violations, defaults or impositions that are not material to the Parent and the Merger Sub, taken as a whole.

5.6 Brokers. Except for Barclays Capital Inc., no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Parent or Merger Sub who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.7 Investment Representations. Parent is acquiring the Company Common Stock for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Each of Parent and Merger Sub acknowledges that it is relying solely on its own investigation and analysis in entering into the transactions contemplated hereby. Each of Parent and Merger Sub is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Parent and Merger Sub have conducted a full due diligence investigation of the Acquired Companies.

5.8 Litigation. There are no Suits or Orders pending or, to Parent’s Knowledge, threatened against Parent, Merger Sub or any of their respective Affiliates that are reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby.

5.9 No Foreign Person. Neither Parent nor Merger Sub is a “foreign person” as defined by 31 C.F.R. § 800.224.

5.10 Capacity to Close; Solvency. Parent will have at the Closing immediately available funds which are in the aggregate sufficient to make payment of all amounts to be paid by or on behalf of Parent under Article III, all Parent Expenses and all other payments required hereunder and to consummate the transactions contemplated hereby, in each case, without any third-party consent or approval required. The financial statements of Parent as of June 30, 2025 and for the period then ended, which have been previously made available to the Company (it being understood that information publicly filed or furnished by Parent with the U.S. Securities and Exchange Commission shall be deemed to have been made available to the Company), present fairly, in all material respects, the financial position of Parent as of the date thereof and the results of operations and cash flows of Parent for the period then ended, in each case, in accordance with GAAP. Assuming the conditions set forth in Sections 9.1(a) and 9.1(b) are satisfied, then immediately after giving effect to the transactions contemplated hereby, (a) Parent will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (b) Parent will not be left with insufficient capital, (c) Parent will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Parent will not be impaired. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries (including each Acquired Company).

ARTICLE VI

COVENANTS AND AGREEMENTS OF THE COMPANY

6.1 Conduct of Business. Except as (i) set forth on Schedule 6.1, (ii) required by Law, (iii) may be commercially reasonable in response to the COVID-19 pandemic or any other pandemic and reasonably consistent with (x) the actions taken by the Acquired Companies in response to the COVID-19 pandemic prior to the date hereof, (y) the applicable health and safety policies, procedures and protocols in effect at such date recommended by any Governmental Entity, the World Health Organization or any similar organization, or (z) the then-current operations of similarly situated Persons operating in the same industries, markets, or geographies in which the Acquired Companies operate, (iv) expressly required or permitted by this Agreement, or (v) Parent may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing or valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each other Acquired Company to:

(a) conduct its business in the ordinary course of business consistent with past practice in all material respects (except as otherwise provided in this Section 6.1);

(b) use commercially reasonable efforts in the ordinary course of business consistent with past practice in all material respects to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and other Persons having business dealings with the Company;

(c) not sell, lease, leaseback, convey title transfer, mortgage or assign any of its material assets or properties (including Real Property) or material interests therein, or pledge encumber, incur, create, assume or otherwise subject to a Lien (other than a Permitted Lien) any asset or property of any Acquired Company, in each case other than in the ordinary course of business consistent with past practice;

(d) not cancel, compromise, waive, settle, dismiss or release any right, claim or Suit, other than (i) in the ordinary course of business consistent with past practice that do not impose material restrictions on the business or operations of the Acquired Companies, taken as whole, or (ii) Suits with respect to which an insurer (but no Acquired Company) has the right to control the decision to settle;

(e) not sell, assign, transfer or grant any material license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;

(f) not (i) incur or guaranty any Funded Indebtedness in excess of $10,000,000 other than Funded Indebtedness incurred pursuant to the Credit Agreement as in effect as of the date hereof and with respect to which the Acquired Company’s obligations will be released in full at or prior to the Closing, (ii) make any loans or advances to any Person that is not an Acquired Company other than in the ordinary course of business consistent with past practices, or (iii) make any capital contributions to, or investments in, any Person that is not an Acquired Company;

(g) not amend or make or authorize any change in any of its Organizational Documents;

(h) not create, issue, sell, encumber or otherwise dispose of any of its Equity Securities, or create, issue, sell, dispose of or grant any options, warrants, phantom stock, stock appreciation rights, convertible securities or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities; in each case other than issuances pursuant to Company Options and Company RSUs outstanding as of the date hereof;

(i) not make any increase in the compensation of (i) any of its directors, officers or direct reports to the CEO, or (ii) any of its other Employees, other than in the case of this clause (ii) (A) standard promotional increases made in the ordinary course of business consistent with past practice or (B) merit increases made in the ordinary course of business consistent with past practice not to exceed, in the aggregate across all such other Employees, 3.5% when annualized;

(j) not enter into any (i) collective bargaining agreement other than as may be required by any Law, to satisfy any effects bargaining obligations related to the transaction contemplated hereby, or any Contract or Benefit Plan in effect on the date hereof, or (ii) neutrality agreement, works council agreement or similar agreement with any union, works council or other body representing Employees for collective bargaining or organizing purposes, in each case other than as may be required by any Law, to satisfy any effects bargaining obligations related to the transaction contemplated hereby, or any Contract or Benefit Plan in effect on the date hereof; provided, however, that nothing in this subsection is intended to prevent the Company from making minor modifications to employee work rules or procedures in the ordinary course of business consistent with past practice;

(k) not (i) hire any Employee, or (ii) terminate the employment of any Employee (other than for cause), in each case of clauses (i) and (ii), other than in the ordinary course of business consistent with past practice with respect to any Employee who earns (or would earn) an annual base salary equal to or less than $300,000;

(l) not adopt or materially modify any material Benefit Plan, in each case, except (i) as otherwise provided in Section 6.2, (ii) as may be required by any Benefit Plan in effect as of the date hereof, (iii) as may be required by any Law or Contract in effect on the date hereof or (iv) in the ordinary course of business consistent with past practice that do not materially increase the costs thereunder to the Acquired Companies or Parent;

(m) accelerate the vesting or funding of, or the lapsing of restrictions with respect to, any compensation or benefits payable to any director, officer or Employee except as may be required by any Law, Contract or Benefit Plan in effect on the date hereof;

(n) not (i) settle or compromise any material Tax liability, (ii) make, change or rescind any material Tax election other than any initial election made in the ordinary course of business consistent with past practice, (iii) surrender any right in respect of any material Tax refund or credit, (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes other than as the result of an automatic extension of time within which to file any Tax Return taken in the ordinary course of business, (v) file any material Tax Return that was not prepared in accordance with the past practice, (vi) except for such accrued Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, fail to timely pay to the appropriate Governmental Entity any Taxes accrued on the books and records of the Acquired Companies when due or (vii) amend any material Tax Return;

(o) not enter into any Contract that would be a Material Contract if it had been entered into prior to the date hereof (including for purposes this Section 6.1(o) any customer Contract of the type described in Section 4.9(a)(i)(B) but determined by reference to actual or reasonably expected revenues during the 12-month period following entry into such Contract) other than in the ordinary course of business consistent with past practice;

(p) not amend, modify, or terminate any Material Contract other than in the ordinary course of business consistent with past practice;

(q) not make or authorize capital expenditures except (i) as budgeted in the capital expenditures plan set forth on Schedule 6.1(q) (the “Capital Expenditures Plan”); (ii) in the ordinary course of business consistent with past practice; (iii) otherwise in an amount not to exceed $3,500,000 in the aggregate; or (iv) emergency capital expenditures;

(r) not make or adopt any change in its accounting methods, principles or practices or change its fiscal year, in each case, except insofar as may be required by a change in Law (or interpretations thereof) or required or authorized by a change in GAAP (or interpretation thereof);

(s) not directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business (including by way of acquisition of assets) of any Person or material division thereof or any material properties or assets, except (i) (A) acquisitions of equity, property or assets in the ordinary course of business consistent with past practice in all material respects or, in the case of property or assets, as contemplated in the Capital Expenditures Plan, or (B) in an amount not to exceed $3,500,000, or (ii) acquisitions with respect to transactions between an Acquired Company, on the one hand, and an Acquired Company, on the other hand;

(t) not, other than in the ordinary course of business consistent with past practice, assign, transfer, cancel, amend, modify, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Permit of any Acquired Company;

(u) not adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) not acquire any real property or interest in real property (other than a leasehold or similar interest);

(w) not declare, set aside, make or pay any dividend or other distribution, payable in stock or property or any other in kind dividend not payable strictly in cash, with respect to any of its equity securities (except for any dividend or distribution by an Acquired Company to another Acquired Company); and

(x) not legally obligate itself to do any of the actions described in the foregoing clauses (b) through (w).

Parent’s written consent to any action restricted by this Section 6.1 shall be deemed granted on the earlier of (i) the date of delivery of such consent to the Company by Parent and (ii) the fifth (5th) Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Parent by the Company) after delivery by the Company to Parent of such request for consent unless Parent notifies the Company to the contrary in writing prior to such date. Notwithstanding the foregoing or anything else in this Agreement to the contrary, prior to the Closing, the Acquired Companies shall be permitted to pay any Indebtedness or Transaction Expense and/or make any distribution, dividend or other transfer of cash to another Acquired Company and/or any Company Related Party, in each case, prior to the Determination Time, so long as the Company and each other Acquired Company at all times prior to the Closing retains a sufficient amount of cash on hand to operate their businesses in the ordinary course immediately following the Closing, and without limiting the generality of the foregoing, in no event shall any matter arising out of or relating to any such actions or omissions or any breach of, or failure to consummate any transaction contemplated by, any Parent Employee Agreement (1) violate or breach or be deemed to violate or breach any provision of this Agreement in any way, (2) serve as a basis for Parent to terminate this Agreement or (3) cause or be deemed to cause any of the conditions contained in Article IX to have not been satisfied. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of any Acquired Company before the Closing.

6.2 Amendment of Benefit Plans. To the extent applicable, prior to the Closing Date, the Company shall (or shall cause its applicable Affiliates to) amend each Benefit Plan sponsored by the Acquired Companies, effective prior to or as of the Closing, to remove from the list of participating employers for each such Benefit Plan any entity that is not an Acquired Company. The Company agrees to provide Parent with evidence of any such amendments no later than five (5) Business Days prior to the Closing Date.

6.3 PBGC Coordination. From and after the date of this Agreement, the Company will notify Parent within five (5) Business Days of any non-routine notice or other non-routine communication received by any Acquired Company from the Pension Benefit Guaranty Corporation (“PBGC”) regarding any defined benefit pension plan of an Acquired Company. In the event of any such notice or communication, the Company (a) will consult with Parent, with respect to any communications with the PBGC or its Representatives and (b) will not enter into any Contract with the PBGC without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that Parent timely replies to the Acquired Company or its counsel with respect to such Contract.

6.4 Section 280G Matters. To the extent applicable, prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to secure a waiver from each Person who has a right to any payments and/or benefits that are “contingent” (within the meaning of Section 280G of the Code) on the transactions contemplated by this Agreement that does or would reasonably be expected to constitute a “parachute payment” (within the meaning of Section 280G of the Code), subject to the approval described in clause (b), of such Person’s rights to all such parachute payments and/or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits applicable to such Person will not be “excess parachute payments” that would not be deductible under Section 280G of the Code and (b) promptly thereafter, but in any event no later than one (1) day prior to the Closing Date, solicit the approval of the stockholders of the Company in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Not less than five (5) days prior to distribution of any materials to stockholders or “disqualified individuals” (within the meaning of Code Section 280G) in connection with the waiver and vote described in this Section 6.4, the Company shall provide Parent for its review and comment a copy of all such materials and a copy of its Section 280G calculations and shall consider all of Parent’s substantive comments to such documents in good faith. Prior to the Closing Date, the Company shall deliver to Parent evidence that a stockholder vote was solicited in accordance with the foregoing provisions of this Section 6.4 and that either (i) the requisite number of stockholder votes was obtained with respect to the approval of the payment of the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided to the disqualified individuals. Notwithstanding the foregoing, to the extent that any contract, agreement or plan is entered into by or at the direction of any Parent Related Party and a “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date (the “Parent Arrangements”), Parent shall provide a copy of such contract, agreement or plan to the Company at least fifteen (15) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” (within the meaning of Section 280G of the Code); provided that the Company’s failure to include the Parent Arrangements in the stockholder voting materials due to Parent’s breach of this Section 6.4 will not result in a breach of the covenants set forth in this Section 6.4. In no event shall the Company be deemed in breach of this Section 6.4 if any disqualified individual refuses to execute a waiver or the 280G Approval is not obtained.

6.5 Credit Agreement Payoff. The Company shall cause the administrative agent under the Credit Agreement to deliver to the Company (and the Company shall provide to Parent) on or prior to the Closing Date an executed payoff letter in customary form with respect to the Credit Agreement (the “Payoff Letter”); provided that the Company shall use commercially reasonable efforts to deliver a draft of the Payoff Letter to Parent at least three (3) Business Days prior to the anticipated Closing. The Payoff Letter shall (a) indicate the Credit Agreement Payoff Amount and state that, upon receipt of the Credit Agreement Payoff Amount, the Credit Agreement and all related loan documents shall be terminated (subject to customary exceptions for contingent obligations thereunder that are not yet due and payable, and subject to the survival of provisions which by their express terms survive any such termination and provisions with respect to any obligations in respect of any letters of credit that may survive Closing) and (b) provide that all Liens (other than Liens on cash collateral securing any letters of credit that may survive Closing) and all guarantees in connection with the Credit Agreement relating to the assets and properties of any Acquired Company securing such obligations shall be released and terminated upon the payment of the Credit Agreement Payoff Amount.

6.6 Financing Cooperation. Prior to the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with Section 9.5, the Company shall use its commercially reasonable efforts to provide, and the Company shall cause each of the Acquired Companies to use its commercially reasonable efforts to provide, Parent such customary cooperation as is reasonably requested by Parent or the Debt Financing Sources, as applicable, in connection with the arrangement, syndication, marketing or other provision of any funds, financing, credit facilities, senior notes, other debt securities, other capital and/or financial resources, whether issued in registered public offerings or private placements and including any refinancings, extensions, increases or other modifications thereof for the purpose of effectuating the transactions contemplated by this Agreement, including the Merger (collectively, the “Financing”) (provided that such requests shall not (i) unreasonably interfere with the ongoing operations of the Acquired Companies, (ii) require access or disclosure of any (1) information, if doing so (A) could reasonably be expected to violate any Law, (B) could result in a loss of the ability to assert a claim of privilege (including the attorney-client and work product privileges) in the good faith opinion of the Company or any of its Affiliates, as applicable, or (C) could reasonably be expected to result in the disclosure of any competitively sensitive information unrelated to any Acquired Company, or (2) information relating to any auction, sale or divestiture process conducted by the Company or its Affiliates for any of their evaluations of the Acquired Companies in connection therewith, including projections, financial or other information relating thereto, including the actions of the board of directors (or similar governing body) with respect to the foregoing, in violation of the Company’s duty or other legal obligation of confidentiality, or (iii) require the Company or any of its Affiliates (or any of their respective Representatives) to (1) waive or amend any terms of this Agreement, cause any condition to the Closing to fail to be satisfied or otherwise take any action in breach of this Agreement, (2) execute, deliver or enter into, or perform any agreement, document or instrument, other than such agreement, document or instrument which would be effective at or after the Closing or otherwise executed by a Person continuing in such capacity after the Closing but solely with respect to the Acquired Companies that will become obligors in respect of the Financing, (3) give any indemnity or incur any liability in connection with the Financing prior to Closing, (4) take or commit to taking any corporate or comparable action in connection with the Financing prior to Closing, (5) take any action that the Company reasonably determines in good faith could (x) violate any certificate of incorporation or bylaws (or other organizational documents) of, or (y) conflict with any confidentiality requirements applicable to, the Company, any of the other Acquired Companies, any of their respective Affiliates or any of their respective Representatives, (6) enter into or approve any agreement or other documentation or agree to any change or modification of any existing agreement or other documentation, in each case, that would be effective prior to the Closing, (7) have or incur any liability or obligation in connection with the Financing, including under any agreement, document or instrument related to the Financing, or take any action that would reasonably be expected to subject any director, manager, officer, employee or other Representative of any Acquired Company, any of their respective Affiliates or any of their respective Representatives to any actual or potential personal liability, (8) provide any legal opinion or other opinion of counsel or accountants’ comfort letters (subject to the Company using commercially reasonable efforts to cause its independent accountants to provide the same) or any reliance letter, (9) make any representation to any Person as to the solvency of the Company, its Affiliates or any of their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate, (10) provide or prepare any information that is not required for the arrangement of debt financings similar to the Financing or (11) provide any financial statements to the extent not required by the Credit Agreement (nor until such time as such are required to be delivered thereunder), but the Company agrees to use its commercially reasonable efforts to cause the Acquired Companies’ management team, advisors and independent accountants to furnish customary financial and other information (of the type and at the times reasonably requested) and make available appropriate personnel at such times and in such manner as are reasonably coordinated with the Company. The Acquired Companies hereby consent to the use of the Acquired Companies’ logos in connection with the Financing; provided that such logos are used solely in a manner that is neither intended, nor reasonably likely, to harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies and their respective marks. Notwithstanding anything to the contrary contained herein, (i) this Section 6.6 sets forth the Seller Parties’ and their Affiliates’ sole obligations with respect to the Financing and (ii) the Seller Parties and their Affiliates will be deemed to be in compliance with this Section 6.6 for all purposes hereunder, and Parent shall not allege that the Company is or has not been in compliance with this Section 6.6 for any purpose hereunder, unless (x) Parent provides prompt written notice of the alleged failure to comply (specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 6.6), which failure to comply has not been cured on or prior to the Outside Date and (y) the Company’s Willful Breach of this Section 6.6 was the proximate cause of the failure of any third-party debt financing on customary and commercially reasonable terms for a transaction of this size and nature to be obtained on or before the Outside Date. Parent and Merger Sub shall indemnify and hold harmless the Company Related Parties from and against all losses, damages, costs and expenses suffered or incurred by any of them in connection with the obligations under this Section 6.6, other than those that result from fraud, other willful misconduct or gross negligence of the Company or the Company Related Parties, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Parent and Merger Sub shall promptly, upon written request by the Company, reimburse any Company Related Party for all reasonable and documented out-of-pocket costs and expenses incurred by such Person in connection with the cooperation contemplated by this Section 6.6. Each of the Persons indemnified pursuant to the immediately preceding sentence (and their representatives) are intended to be third-party beneficiaries of this Section 6.6, with full rights of enforcement as if a party thereto.

6.7 Access to Books and Records. Subject to Section 7.4, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide Parent and its Representatives reasonably acceptable to the Company with reasonable access during normal business hours, and upon prior reasonable notice, to the offices, properties, personnel and Books and Records and other information of the Acquired Companies in order for Parent to consummate the Merger and the other transactions contemplated by this Agreement or for integration planning (including, to the extent related thereto, such financial, operational and other data and information as Parent may reasonably request, which shall include the delivery, on a monthly basis (or at such other frequency as preparing in the ordinary course of business), of management reports and financial and operational information of the type and in the level of detail prepared by the Acquired Companies in the ordinary course of business); provided, however, that (a) in exercising access rights under this Section 6.7, Parent and its Representatives shall not be permitted to interfere unreasonably with the conduct of the business of any Acquired Company, (b) in no event shall such access extend to any sampling or testing of soil, groundwater, building materials or other environmental media (it being understood that Parent may, at its own expense, conduct, or engage third party providers to conduct, customary non-invasive Phase I environmental site assessments and similar reviews that do not involve physical sampling or disturbance of property), and (c) the Company may elect to limit, or cause any Acquired Company to limit, disclosure of any information to certain Persons designated as a “clean team” by the Parent (which Persons must be reasonably acceptable to the Company). Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Acquired Company to disclose information (i) that is subject to attorney-client, attorney work product or other evidentiary privilege or protection (provided however that the Company shall use its reasonable best efforts to allow such access or disclosure to the maximum extent that does not result in a loss of legal privilege), (ii) that violates or breaches any third-party confidentiality obligations to which any Acquired Company is bound as of the date of this Agreement (provided, however, that the Company shall use its reasonable best efforts to obtain a waiver with respect to such confidentiality obligation), or (iii) that violates any applicable Law or would expose any Acquired Company to any liability for disclosure of any personal information, personally identifiable information or protected health information (provided, however, that the Company shall use its reasonable best efforts to allow such access or disclosure to the maximum extent that it does violate applicable Law or result in any such Liability). Notwithstanding the foregoing, from the date hereof until the earlier termination of this Agreement and the Closing Date, the Company shall provide Parent and its Representatives with the information set forth on Schedule 6.7 in the form and at such frequencies as set forth thereon. Parent acknowledges that Parent is and remains bound by the Confidentiality Agreement.

6.8 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company shall not, and will cause its Affiliates (including the other Acquired Companies) and its and their respective Representatives and agents not to, directly or indirectly, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person (other than the Parent and its Representatives) concerning any purchase of any equity interests in any Acquired Company or any merger, sale of the assets of the Acquired Companies or transactions involving the Acquired Companies that are similar in substance, purpose or effect to any of the foregoing (other than assets sold in the ordinary course of business consistent with past practice) (each such transaction, an “Acquisition Transaction”); provided that this Section 6.8 shall not apply to the Company or the Securityholders’ Representative in connection with Company Securityholders communications related to the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries and Affiliates to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and its authorized Representatives) conducted heretofore with respect to any Acquisition Transaction.

6.9 Termination of Affiliated Transactions. Prior to the Closing, the Company shall take, or cause to be taken, in a manner that is reasonably satisfactory to Parent, all actions necessary such that as of the Effective Time all Affiliated Transactions will be terminated without any continuing Liability or costs to Parent or its Affiliates (including, following the Closing, the Acquired Companies), other than the purchase and sale of products at arm’s-length and the resulting accounts receivable and accounts payable.

6.10 Data Room Deliverable. No later than five (5) Business Days after the date hereof, the Company shall deliver, or cause to be delivered, to Parent four (4) copies of a USB containing all documents posted to the Data Room as of 5:00 p.m. Eastern Time on the date that is one (1) Business Day prior to the date hereof.

6.11 Certain Consents and Other Actions. Upon Parent’s written request, the Company and Parent shall cooperate in good faith in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties described on Schedule 4.5; provided that, in any event, the Company shall use reasonable best efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, any and all consents with respect to the Contracts required by the terms of this Agreement to be described on Schedule 4.5 that Parent reasonably designates in writing as a consent that is desirable to obtain, in each case, in form and substance reasonably acceptable to Parent in its reasonable discretion (and executed counterparts to such consents shall be delivered to Parent reasonably promptly after receipt thereof), and Parent shall cooperate with the Company and provide information (as reasonably requested or required by the applicable third parties in connection with obtaining all such consents). The Company shall reasonably consider Parent’s reasonable requests to follow up with any third party who has not responded to a request for consent or approval within a reasonable time after the initial outreach. For the avoidance of doubt, nothing in this Section 6.11 shall obligate the Company or any of its Subsidiaries or any of their Affiliates to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such consent is requested.

6.12 Pre-Closing Carveout. Prior to the Closing Date, the Company shall complete each of the steps and other actions set forth on Schedule 6.12 (the “Pre-Closing Carveout”).

6.13 Termination of Certain Financial Arrangements. Prior to the Closing, the Company shall use commercially reasonable efforts to take, or cause to be taken, in a manner that is reasonably satisfactory to Parent, all things necessary such that as of the Effective Time all any interest rate protection agreements and currency obligation swaps, commodities or securities, hedges, derivatives, collars, caps, forward contracts or similar arrangements required to be listed on Schedule 4.9(a)(xiv) will be terminated without any continuing Liability or costs to Parent or its Affiliates (including, following the Closing, the Acquired Companies).

6.14 Executive Severance Plan. Effective at and after the Closing, the Surviving Company (as the successor to the Company) will expressly assume and continue to perform the Filtration Group Corporation Executive Severance Plan in accordance with its terms.

ARTICLE VII

COVENANTS AND AGREEMENTS OF PARENT AND MERGER SUB

7.1 Access to Books and Records. Parent shall maintain until the seventh (7th) anniversary of the Closing Date all Books and Records relating to any Acquired Company or any asset or liability of any Acquired Company prior to the Closing in a manner consistent with Parent’s bona fide document retention policies. After the Closing, Parent shall provide the Securityholders’ Representative and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and Employees of the Acquired Companies and (b) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and the Securityholders’ Representative and its Representatives shall have the right to make copies of such Books and Records at its sole cost; provided that the Securityholders’ Representative and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require Parent to disclose information (i) that is subject to attorney-client, attorney work product or other evidentiary privilege or protection (provided however that Parent shall use its reasonable best efforts to allow such access or disclosure to the maximum extent that does not result in a loss of legal privilege), (ii) that violates or breaches any third-party confidentiality obligations to which any Acquired Company is bound as of the date of this Agreement (provided, however, that the Parent shall use its reasonable best efforts to obtain a waiver with respect to such confidentiality obligation), or (iii) that violates any applicable Law or would expose any Acquired Company to any liability for disclosure of any personal information, personally identifiable information or protected health information (provided, however, that Parent shall use its reasonable best efforts to allow such access or disclosure to the maximum extent that it does violate applicable Law or result in any such Liability).

7.2 Indemnification; Directors and Officers Insurance.

(a) For a period of not less than six (6) years from and after the Closing Date, Parent shall cause the Organizational Documents of each Acquired Company to contain provisions no less favorable with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement of the directors, managers, officers, Employees and controlling equity holders of each Acquired Company (each, a “Covered Party”) than are set forth in its Organizational Documents as of the date hereof. Parent agrees that all rights of the Covered Parties to exculpation, indemnification, contribution, advancement of expenses or reimbursement with respect to acts or omissions occurring at or prior to the Closing pursuant to any Organizational Document of any Acquired Company as in effect on the date hereof, any Contract with a Covered Party as in effect on the date hereof that has been made available to Parent or any applicable Law shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(b) On or prior to the Closing Date, the Company shall obtain, at Parent’s sole cost and expense, a non-cancelable run-off insurance policy for directors’ and officers’ liability with the same limits and coverages provided under the directors’ and officers’ liability insurance policies maintained by the Acquired Companies as of immediately prior to the Closing Date, for a period commencing on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of any Acquired Company on or prior to the Closing Date (the “D&O Insurance”). Parent shall cause each Acquired Company, as applicable, to maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.

(c) In the event Parent or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.2.

7.3 Investigation; No Additional Representations. Each of Parent and Merger Sub, on its own behalf and on behalf of the other Parent Related Parties, acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the transactions contemplated hereby, such Person has inspected and conducted an independent review, investigation and analysis (financial, tax, legal and otherwise) of the Acquired Companies and their respective businesses as desired by such Person. Each of Parent and Merger Sub, on its own behalf and on behalf of the other Parent Related Parties, further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made by the Company in Article IV (as qualified or modified by the Company Disclosure Schedules), none of the Company Related Parties has made, is making or will make, and the Parent Related Parties have not relied, are not relying and will not rely on, any representation or warranty, express or implied, at law or in equity, including with respect to (a) any Company Securityholder or any Acquired Company, (b) the respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) of any of the foregoing, (c) the transactions contemplated hereby, (d) the accuracy or completeness of any information regarding any of the foregoing, including any confidential information memorandum, management presentation, quality of earnings report, market study or other due diligence report or memorandum, projections, budgets or any other information, document or material made available to any Parent Related Party in “data rooms” and online “data sites,” management presentations or any in any other form, or (e) any other matter whatsoever. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of the other Parent Related Parties, further acknowledges and agrees that, with respect to any estimate, projection, forecast or other forward looking statement delivered by or on behalf of any Company Related Party to any Parent Related Party, (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (ii) the Parent Related Parties are aware that actual results may differ materially, (iii) no Person shall have any claim against any Company Related Party with respect to any such estimate, projection, forecast or forward looking statement and (iv) none of the Company Related Parties has made, is making or will make, or will have any Liability with respect to, any representations or warranties regarding the probable success or profitability of the Acquired Companies or their respective businesses.

7.4 Communications Prior to Closing. During the Pre-Closing Period, Parent, Merger Sub and their respective Representatives may not contact or communicate with any customer, service provider or supplier of any Acquired Company in connection with any Acquired Company or the transactions contemplated hereby without the prior written approval of the Securityholders’ Representative (not to be unreasonably withheld, conditioned or delayed).

7.5 R&W Policy. On or prior to Closing, Parent shall conditionally bind the R&W Policy in the form attached to the R&W Binder delivered to the Securityholders’ Representative. Parent shall not, and shall cause the other Parent Related Parties not to, amend, modify or waive Section XII thereof in a manner that would have an adverse impact on any Company Related Party without the consent of the Securityholders’ Representative. The Company and Securityholders’ Representative shall cooperate with reasonable requests from Parent with respect to the negotiation and issuance of the R&W Policy, including the provision of copies of the Data Room and reasonable requests relating to the removal of any potential coverage exclusions or limitations therefrom. For the avoidance of doubt, nothing in this Section 7.5 shall obligate the Company or any of its Subsidiaries or any of their Affiliates to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person.

ARTICLE VIII

COVENANTS AND AGREEMENTS OF PARENT, MERGER SUB AND THE COMPANY

8.1 Public Announcements. None of Parent, Merger Sub or the Company shall, nor shall any of their respective Affiliates, without the written approval of the other Parties, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by the rules of any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to review and comment on such release or announcement in advance of such issuance; provided that (a) each of the Parties may make (i) internal announcements to their respective employees or Employees regarding the transactions contemplated by this Agreement or (ii) public statements that are consistent with previous press releases or public statements approved by the other Party, and (b) nothing herein shall prohibit or prevent any Company Related Party from disclosing any information of a nature that would typically be provided by private investment companies to their investors, prospective investors, financing sources and/or prospective financing sources.

8.2 Reasonable Best Efforts. During the Pre-Closing Period, except as otherwise expressly provided in this Agreement, each Party shall use reasonable best efforts to cause the conditions set forth in Article IX to be satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or before the Outside Date. Nothing contained in this Section 8.2 or elsewhere in this Agreement shall require any Company Related Party (including the Acquired Companies) to (a) provide financing to Parent or any other Parent Related Party for the consummation of the transactions contemplated hereby, or (b) seek or obtain any consents, notices, approvals or other authorizations to any of the transactions contemplated by this Agreement or any Ancillary Document that may be required from any party to any Contract to which any Acquired Company is a party or any Governmental Entity (clause (b), collectively, “Transaction Consents”), except as provided in Section 6.11 and Section 8.3. Parent agrees that notwithstanding anything to the contrary herein, subject to the Company’s compliance with its obligations under Section 6.11 and Section 8.3, (i) no Company Related Party shall have any Liability (and the Parent Related Parties will not be entitled to assert any claims) arising out of or relating to any failure to obtain any Transaction Consent in connection with the execution, delivery and performance by the Company or any other Company Related Party of this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, including any default, acceleration, termination or loss of right under any Contract or Permit as a result of such failure, and (ii) in no event shall any matter arising out of or relating to any such failure, default, acceleration, termination or loss (A) violate or breach or be deemed to violate or breach any provision of this Agreement in any way, (B) serve as a basis for Parent to terminate this Agreement or (C) cause or be deemed to cause any of the conditions contained in Article IX (except, as applicable, the condition in Section 9.1(e)) to have not been satisfied.

8.3 Regulatory Matters.

(a) Without limiting the generality of Section 8.2, Parent and the Company shall, and the Company shall cause its Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, such actions as are reasonably necessary to obtain any requisite consent or expiration of any waiting period (including any extension thereof and any agreement between the Parties and a Governmental Entity not to close the transaction contemplated hereby embodied in a “timing agreement” or similar agreement), pursuant to any Antitrust/FDI Laws. Parent and the Company shall, and the Company shall cause its Affiliates to, file, or cause to be filed, all filings, draft filings, or notices in the jurisdictions set forth on Schedule 8.3(a) (the “Required Antitrust/FDI Laws”) required to close the transactions contemplated by this Agreement as promptly as reasonably practicable, but in any event no later than the dates set forth on Schedule 8.3(b); provided that, for the avoidance of doubt, to the extent any such jurisdiction has a prenotification consultation period, the dates in Schedule 8.3(b) will apply only to the submission of such draft or preliminary filings or notices and not acceptance of filing or notification as complete by the relevant Governmental Entity. The Company will use its reasonable best efforts to provide or cause to be provided as promptly as reasonably practicable all assistance, information and cooperation to allow Parent to prepare and to submit such filings, draft filings or notices in a timely manner. Any such filings shall specifically request early termination of the waiting period under the HSR Act and, to the extent advisable, similar treatment (including simplified ‘fast track’ treatment) under any other applicable Required Antitrust/FDI Laws. Parent and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection with any such filing and in connection with resolving any investigation, litigation, or other inquiry of any Governmental Entity under any applicable Laws with respect to any such filing or any such transaction, and shall promptly make an appropriate response to any inquiries or requests for additional information or documentary material from any such Governmental Entity. Subject to applicable Law, each Party shall promptly inform the other Party of any material oral communication, and provide copies of written communications, with any Governmental Entity regarding any such filings or any such transaction; provided that materials may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contractual arrangements or applicable Laws and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no Party shall independently participate in any substantive meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior written notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust/FDI Laws prior to any such submission, provided, however, that, notwithstanding anything herein to the contrary, Parent shall have final decision-making authority with respect to and control and lead all communications and strategy for obtaining any required approvals and/or the expiration of applicable waiting periods under the HSR Act or other Antitrust/FDI Laws and the Acquired Companies shall cooperate in good faith with Parent as reasonably requested in connection with Parent’s strategy under Section 8.3. Parent shall pay all filing fees for all filings required under the HSR Act or any other Antitrust/FDI Laws (collectively, the “Antitrust Expenses”).

(b) Parent and Company, respectively, shall not, and shall cause the Parent Entities (in the case of Parent) and the Acquired Companies (in the case of the Company), and its and their respective Affiliates not to, take any action, or refrain from taking any action, the effect of which would reasonably be expected to materially delay or adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or before the Outside Date. Without limiting the foregoing, Parent and the Company, respectively, shall not, and shall cause the Parent Entities (in the case of Parent) and the Acquired Companies (in the case of the Company) and their respective Affiliates not to, acquire, invest in or otherwise obtain any interest in any Person or portion thereof, or agree to do any of the foregoing, if entering into a definitive agreement relating to or consummating such a transaction would reasonably be expected to materially (i) delay obtaining, or increase the risk of not obtaining, any clearance required under the HSR Act or any other Antitrust/FDI Laws for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (iii) delay the consummation of the transactions contemplated by this Agreement.

(c) Parent and Company, respectively, shall, and shall cause the Parent Entities (in the case of Parent) and the Acquired Companies (in the case of the Company) and their respective Affiliates to, promptly take any and all actions as may be required to obtain the required approvals and/or the expiration of applicable waiting periods under the HSR Act or other Required Antitrust/FDI Laws, and to avoid or eliminate each and every impediment under any Law or Order that may be asserted by any Governmental Entity or any other Person, so as to enable the transactions contemplated by this Agreement to be consummated as promptly as possible after the date of this Agreement and in any event on or before the Outside Date, including (i) promptly contesting, administratively or in court, any Suit or order of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement, (ii) entering into a consent decree, consent agreement or other agreement or arrangement with any Governmental Entity, (iii) holding separate, licensing, selling and/or divesting (pursuant to such terms as may be required by any Governmental Entity) assets or businesses of the Acquired Companies, or agreeing to do any of the foregoing; (iv) entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of the assets or businesses of the Acquired Companies, and (v) agreeing to or implementing limitations on the conduct or actions of, or altering the business or operations of, the Acquired Companies after the Closing. Notwithstanding anything to the contrary herein, none of the Company Securityholders or Acquired Companies shall be obligated to take or refrain from taking, or commit to take or commit to refrain from taking, any action to obtain any required approvals and/or the expiration of applicable waiting periods under the HSR Act or other Antitrust/FDI Laws unless the effectiveness or consummation thereof is conditioned upon the consummation of the transactions contemplated by this Agreement.

8.4 Tax Matters.

(a) Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes that is allocable to the Pre-Closing Tax Period of such Straddle Period will be: (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits accrued during a Straddle Period, deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Tax Period of such Straddle Period and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Tax period of the Acquired Companies terminated at the end of, and including, the Closing Date. In the case of a Tax that is (A) paid for the privilege of doing business during a period (a “Privilege Period”) and (B) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(b) Agreed Tax Treatment. The Parties agree that (i) Parent shall be a “C corporation” for U.S. federal income tax purposes, (ii) Parent shall cause the Surviving Company and each of its Subsidiaries eligible to do so to join Parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the day following the Closing Date, (iii) to the extent permitted by applicable Law at a “more likely than not” (or higher) level of comfort, treat the Closing Date as the last day of a Tax period of such Acquired Company and reflect all Transaction Deductions in the Pre-Closing Tax Periods of the Acquired Companies, and (iv) the fair market value of the Facet Assets (as defined on Schedule 6.12) at the time of their sale and the Facet Notes (as defined on Schedule 6.12) at the time of their distribution each as contemplated by this Agreement, shall be determined after the date hereof and prior to the Closing Date by an independent third-party valuation firm, reasonably acceptable to Parent and the Securityholders’ Representative, or on such other reasonable basis as mutually agreed to by the Parent and the Securityholders’ Representative (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith, except as otherwise required by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

(c) Transfer Taxes. Parent shall pay 100% of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement, and shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(d) Post-Closing Actions. For purposes of computing Indebtedness and Net Working Capital, any Tax consequence shall be ignored to the extent resulting from (i) filing, re-filing, supplementing or amending any Tax Return of any Acquired Company for any Pre-Closing Tax Period that was originally due on or before the Closing Date (taking into account any applicable extensions), (ii) voluntarily approaching any Governmental Entity regarding any Taxes or Tax Returns of any Acquired Company for any Pre-Closing Tax Period, (iii) making an election under Section 338 of the Code (or any comparable provision of state, local or non-U.S. Tax Law); (iv) making any Tax election after the Closing with respect to any Acquired Company that is retroactively effective on or before the Closing Date, (v) except for net operating losses from Pre-Closing Tax Periods, carryback of any net operating losses of any Acquired Company to any Pre-Closing Tax Period ending on or before the Closing Date, (vi) making any election under Section 174A(c) of the Code or (vii) any Parent financing transaction. Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) to, take any action on the Closing Date after the Closing outside the ordinary course of business that is not contemplated by this Agreement.

(e) Purchase Price Adjustment. Any payments made pursuant to Section 3.3 shall be treated as an adjustment to the Merger Consideration for all Income Tax purposes and the Parties shall not take any position inconsistent with such treatment unless otherwise required by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

8.5 ITAR Notification. Parent and the Company shall coordinate and cooperate with each other and shall each use commercially reasonable efforts to, as promptly as practicable after the date hereof but in any event within the timelines prescribed by the ITAR, make or cause to be made all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement, including, but not limited to, within five (5) days of the Closing Date, each notification of material change to the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) regarding any Acquired Company’s registration with DDTC under the ITAR, in accordance with 22 C.F.R. § 122.4(a).

8.6 Company Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, the Company, on its own behalf and on behalf of its Subsidiaries and their respective successors and assigns (each a “Company Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that the Company or any other Company Releasors have or may have, now or in the future, against any Company Securityholder and each of their respective successors and assigns, solely in their capacity as such (each, a “Securityholder Releasee”), in each case, to the extent arising out of, or relating to, (a) the Company Securities or any other Equity Securities of any Acquired Company, or (b) any matter, occurrence, act, omission, facts or circumstances occurring or existing on or prior to the Closing Date, in each case, other than the Retained Rights (collectively, the “Company Released Claims”). The Company shall, and shall cause the other Company Releasors to, (i) comply with and observe the release contained in this Section 8.6 and (ii) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Company Released Claim. The Company Releasors understand and agree that the releases provided in this Section 8.6 extend to all Company Released Claims whether known or unknown, suspected or unsuspected. Each of the Company Releasors knowingly and voluntarily waives and relinquishes any and all provisions, rights and benefits conferred by any Law comparable or equivalent to California Civil Code Section 1542 which governs or limits a Person’s release of unknown claims. It is the intention of the Company Releasors through this Agreement and with the advice of counsel to fully, finally and forever settle and release all Company Released Claims. In furtherance of such intention, the releases given in this Section 8.6 shall be and remain in effect as full and complete releases of the Company Released Claims notwithstanding the discovery of any additional claims or facts relating thereto.

8.7 Parent Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, each of Parent and Merger Sub, on its own behalf and on behalf of their respective Subsidiaries and their respective successors and assigns (each, a “Parent Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that Parent, Merger Sub or any other Parent Releasors have or may have, now or in the future, against any Acquired Company or Company Securityholder and each of their respective successors and assigns, solely in their capacity as such (each, a “Company Releasee” and, together with the Securityholder Releasees, the “Releasees”), in each case, to the extent arising out of, or relating to, (a) the Company Securities or any other Equity Securities of any Acquired Company, or (b) any matter, occurrence, act, omission, facts or circumstances occurring or existing on or prior to the Closing Date, in each case, other than the Retained Rights (collectively, the “Parent Released Claims”). Parent and Merger Sub shall, and shall cause the other Parent Releasors to, (i) comply with and observe the release contained in this Section 8.7 and (ii) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Parent Released Claim. The Parent Releasors understand and agree that the releases provided in this Section 8.7 extend to all Parent Released Claims whether known or unknown, suspected or unsuspected. Each of the Parent Releasors knowingly and voluntarily waives and relinquishes any and all provisions, rights and benefits conferred by any Law comparable or equivalent to California Civil Code Section 1542 which governs or limits a Person’s release of unknown claims. It is the intention of the Parent Releasors through this Agreement and with the advice of counsel to fully, finally and forever settle and release all Parent Released Claims. In furtherance of such intention, the releases given in this Section 8.7 shall be and remain in effect as full and complete releases of the Parent Released Claims notwithstanding the discovery of any additional claims or facts relating thereto.

8.8 Certain Acquired Company Employees. Parent covenants and agrees that on the Closing Date, Parent or one of its Subsidiaries shall assume all payroll obligations and related services for all employees of the Acquired Companies set forth on Schedule 4.24(a)(3) (each such employee, a “Transferred Employee”), including putting all Transferred Employees on its payroll systems and all withholding and reporting obligations. The Company shall cooperate in good faith with Parent as reasonably requested in connection with the actions contemplated by this Section 8.8.

ARTICLE IX

CONDITIONS TO CLOSING; TERMINATION

9.1 Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent) of the following conditions:

(a) Each of (i) the representations and warranties of the Company set forth in Article IV (other than the representations and warranties of the Company set forth in Sections 4.1(a), 4.2, 4.3, 4.5(a)(i) and 4.6(a) (collectively, the “Company Fundamental Representations”)) shall be true and correct (without giving effect to any “material”, “materiality” or “Material Adverse Effect” qualification contained in such representations and warranties) at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the Company Fundamental Representations shall be true and correct in all material respects at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b) The Company shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c) All applicable waiting periods (and any extension thereof) under the HSR Act and other Required Antitrust/FDI Laws, which includes any agreement between the Parties and an applicable Governmental Entity not to close the transactions contemplated hereby embodied in a “timing agreement” or similar agreement under applicable Required Antitrust/FDI Laws, shall have expired or been terminated, and, to the extent applicable, all approvals under Required Antitrust/FDI Laws will have been obtained.

(d) No Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect.

(e) No change, event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred since the date of this Agreement.

(f) The Requisite Merger Stockholder Vote shall remain in full force in effect as of the Closing.

(g) The Pre-Closing Carveout shall have been completed in all respects and shall remain in full force in effect as of the Closing.

9.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) of the following conditions:

(a) Each of (i) the representations and warranties of Parent and Merger Sub set forth in Article V (other than the representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.2, 5.3 and 5.5(b)(w) (collectively, the “Parent Fundamental Representations”)) shall be true and correct at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and (ii) the Parent Fundamental Representations shall be true and correct in all material respects at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b) Parent and Merger Sub shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Parent or Merger Sub at or prior to the Closing.

(c) All applicable waiting periods (and any extension thereof) under the HSR Act and other Required Antitrust/FDI Laws, which includes any agreement between the Parties and an applicable Governmental Entity not to close the transaction contemplated hereby embodied in a “timing agreement” or similar agreement under applicable Required Antitrust/FDI Laws, shall have expired or been terminated, and all applicable approvals under Required Antitrust/FDI Laws will have been obtained.

(d) No Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect.

9.3 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on or assert the failure of any condition set forth in this Article IX if such failure results from or was caused by such Party’s failure to comply with any provision of this Agreement.

9.4 Waiver of Conditions. All conditions set forth in this Article IX will be deemed to have been satisfied or waived from and after the Closing.

9.5 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:

(a) by the mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if (i) a final and non-appealable Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby is in effect and (ii) such final and non-appealable Order did not result from any breach of any provision of this Agreement by the Company (if it is the terminating Party) or Parent or Merger Sub (if Parent is the terminating Party);

(c) by Parent, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which is incapable of being cured and renders impossible the satisfaction of one or more of the conditions set forth in Section 9.1 and (ii) neither Parent nor Merger Sub has materially breached (or if it has materially breached, such breach has been cured prior to such breach or failure to perform on the part of the Company) any provision of this Agreement;

(d) by the Company, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which is incapable of being cured and renders impossible the satisfaction of one or more of the conditions set forth in Section 9.2 and (ii) the Company has not materially breached (or if it has materially breached, such breach has been cured prior to such breach or failure to perform on the part of Parent or Merger Sub) any provision of this Agreement;

(e) by Parent or the Company after the Outside Date, if (i) the Closing shall not have occurred on or before the date that is the fifteen (15) month anniversary of the date of this Agreement (the “Outside Date”), and (ii) the terminating Party has not breached any provision of this Agreement so as to cause, in whole or in part, the failure of the Closing to occur on or before the Outside Date; provided, however, that (A) either Parent or the Company may in its sole discretion elect to extend the Outside Date by up to ninety (90) days in one or more extensions if as of the then-current Outside Date either or both of (x) the conditions set forth in Sections 9.1(c) or 9.2(c) have not been waived or satisfied or (y) any other condition set forth in Sections 9.1 or 9.2 (other than those conditions that by their terms or nature are to be satisfied at the Closing) has not been waived or satisfied as a result of the effectiveness of any Order (whether preliminary, temporary or permanent) preventing the consummation of the transactions contemplated by this Agreement arising with respect to the HSR Act or any other Required Antitrust/FDI Laws and, in the case of either or both of clauses (x) or (y), the Party electing to extend the Outside Date pursuant to this proviso has not materially breached any provision of this Agreement so as to cause the failure of such condition(s) to be satisfied as of the then-current Outside Date, and (B) that the right to terminate this Agreement pursuant to this Section 9.5(e) shall not be available to any Party during the pendency of any Suit for specific performance of this Agreement, and in such case the Outside Date shall automatically be extended until seven (7) Business Days following the completion of such Suit; or

(f) by the Company, if (i) the Closing shall have not occurred on or before the date required by Section 3.1, (ii) all of the conditions to Closing set forth in Section 9.1 have been satisfied or waived by Parent at the time of such termination (other than conditions that either (A) by their terms or nature are to be satisfied at the Closing, including the condition set forth in Section 9.1(g) (and which are, at the time of such termination, capable of being satisfied) or (B) the failure of which to be satisfied has been caused, in whole or in part, by a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement), (iii) the Company has irrevocably confirmed in writing to Parent that the Company is ready, willing and able to effect the Closing at such time, and (iv) Parent or Merger Sub fails to consummate the Closing on or before the second (2nd) Business Day following the date of delivery of the irrevocable written confirmation by the Company contemplated in clause (iii).

9.6 Effect of Termination. The valid termination of this Agreement in accordance with Section 9.5 shall terminate all rights and obligations of the Parties hereunder and none of the Parties shall have any Liability to any other Party hereunder, except that (a) Section 7.3, Section 8.1, this Section 9.6 and Article XI (and, in each case, any definitions used therein) shall survive any such termination; and (b) no such termination shall relieve any Party of any Liability to the other Party resulting from any Fraud or Willful Breach of this Agreement prior to such termination. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.

ARTICLE X

SECURITYHOLDERS’ REPRESENTATIVE

10.1 Securityholders’ Representative.

(a) Appointment. Filtration Group Equity LLC, a Delaware limited liability company, is hereby authorized, appointed and empowered to serve as the exclusive agent, representative and attorney-in-fact of each Company Securityholder with respect to the matters contemplated by this Agreement and all Ancillary Documents with respect to any Company Securityholder, with full power of substitution and such appointment is irrevocable by action of any Acquired Company (prior to Closing) or any Company Securityholder. Except as expressly set forth in this Agreement, the Securityholders’ Representative shall have no obligation to act on behalf of any Acquired Company or any Company Securityholder.

(b) Authority. The Securityholders’ Representative, in its capacity as such, shall have the authority to act for and on behalf of each Acquired Company (prior to Closing) and each Company Securityholder, including the full power and authority on such Person’s behalf, (i) to consummate the transactions contemplated herein, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred before, on or after the date hereof), (iii) to make any determinations and settle any matters in connection with the adjustments contemplated by Section 3.3, (iv) to hold and distribute any funds with respect to the Securityholders’ Representative Holdback Amount or payable by Parent hereunder which are for the account of the Company Securityholder, (v) to deduct and/or hold back any funds which may be payable to any Company Securityholder pursuant to the terms of this Agreement in order to pay any amount which may be payable by such Company Securityholder hereunder, (vi) to defend, resolve or settle any Suit, claim with respect to this Agreement or the transactions contemplated hereby, (vii) to take all other actions which may be taken by or on behalf of such Person in connection with this Agreement or any Ancillary Document, (viii) to retain funds for reasonably anticipated expenses and liabilities, and (ix) to do each and every act and exercise any and all rights of such Person, which such Person or Persons collectively are permitted or required to do or exercise under this Agreement. Any notice to the Securityholders’ Representative, delivered in the manner provided in Section 11.2, shall be deemed to be notice to any or all Acquired Companies (prior to Closing) and Company Securityholder, as the case may be, for the purposes of this Agreement. All defenses which may be available to any Company Securityholder to contest, negotiate or disaffirm the action of the Securityholders’ Representative taken under this Agreement are waived.

(c) Resignation or Removal of the Securityholders’ Representative. The Securityholders’ Representative may be removed by the Company Securityholders at any time upon the vote of the Persons who were the holders of a majority of the outstanding shares of Voting Company Common Stock as of immediately prior to the Effective Time. Subject to the appointment and acceptance of a successor Securityholders’ Representative as provided below, the Securityholders’ Representative may resign at any time thirty (30) days after giving notice thereof to the Company Securityholders. Upon any such removal or resignation, the Company Securityholders may appoint a successor Securityholders’ Representative by a vote of the Persons who were the holders of a majority of the outstanding shares of Voting Company Common Stock as of immediately prior to the Effective Time. If no successor Securityholders’ Representative shall have been appointed by the Company Securityholders and accepted such appointment within twenty (20) days after the retiring Securityholders’ Representative’s giving of notice of resignation or the Company Securityholders’ removal of the Securityholders’ Representative, then the retiring or removed Securityholders’ Representative may, on behalf of the Company Securityholders, appoint a successor. Upon the acceptance of any appointment as the Securityholders’ Representative hereunder, such successor Securityholders’ Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Securityholders’ Representative, and the retiring or removed Securityholders’ Representative shall be discharged from its duties and obligations hereunder. After any retiring or removed Securityholders’ Representative’s resignation or removal, as applicable, hereunder as Securityholders’ Representative, the provisions of Sections 10.1(d), 10.2 and 10.3 shall continue in effect for such retiring Securityholders’ Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Securityholders’ Representative, it being acknowledged that neither the removal or resignation of, nor the appointment of a successor to, the Securityholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Securityholders’ Representative, which shall continue to be effective and binding on each Company Securityholder.

(d) Reimbursement. Each Company Securityholder (and, for the avoidance of doubt, not Parent, Merger Sub or the Surviving Company) shall be liable severally, but not jointly, based on its Pro Rata Percentage for the reimbursement of any expenses (including reasonable attorneys’ fees and expenses) paid or incurred by the Securityholders’ Representative in connection with the performance of its obligations as the Securityholders’ Representative. Notwithstanding anything to the contrary contained herein, the Securityholders’ Representative shall be entitled to set off any reimbursement obligation owed under this Section 10.1(d) by any Company Securityholder against any amounts such Company Securityholder is entitled to receive from the Securityholders’ Representative Holdback Amount.

10.2 Exculpation.

(a) The Acquired Companies and Company Securityholders acknowledge and agree that the Securityholders’ Representative has been engaged in its capacity as such solely as an independent contractor and that the Securityholders’ Representative’s obligations are contractual in nature only as expressly set forth in this Agreement (and subject to all limitations contained herein). Accordingly, the Acquired Companies and Company Securityholders disclaim any intention to impose any duties (including any fiduciary duty) by virtue of the engagement the Securityholders’ Representative contemplated by this Agreement. To the extent that, at law or in equity, the Securityholders’ Representative in its capacity as such has any duty (including any fiduciary duty) to any Acquired Company or Company Securityholder, all such duties are hereby eliminated, and each of the Acquired Companies and Company Securityholders hereby waives such duties (including any fiduciary duties), to the fullest extent permitted by Law. The Securityholders’ Representative shall not incur any Liability to any other Person in any way relating to or arising out of its appointment hereunder, the performance of its duties hereunder or any of its omissions or actions with respect thereto, including by virtue of the failure or refusal of the Securityholders’ Representative for any reason to consummate the transactions contemplated hereby, in each case, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have directly resulted from the Securityholders’ Representative’s fraud or willful misconduct.

(b) The Securityholders’ Representative shall have no obligations to make any payments, including on behalf of any Company Securityholder or any other Person, other than the distributions of the consideration for the transactions contemplated by this Agreement actually received by the Securityholders’ Representative, if any, in accordance with the terms hereof.

(c) Each Company Securityholder agrees that Company Counsel has acted as counsel for the Company Stockholders, the Acquired Companies and the Securityholders’ Representatives, and no other Company Securityholder or Person, in connection with this Agreement.

10.3 Indemnification. Each Company Securityholder (and, for the avoidance of doubt, not Parent, Merger Sub or the Surviving Company) shall severally, but not jointly, based on his, her or its Pro Rata Percentage, indemnify and hold harmless, the Securityholders’ Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Securityholders’ Representative’s execution and performance (solely in its capacity as the Securityholders’ Representative) of this Agreement and the Ancillary Documents, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly from the Securityholders’ Representative’s fraud or willful misconduct. This indemnification will survive the termination of this Agreement or the consummation of the Closing, as applicable, indefinitely. Notwithstanding anything to the contrary contained herein, the Securityholders’ Representative shall be entitled to set off any indemnification obligation owed under this Section 10.3 by any Company Securityholder against any amounts such Company Securityholder is entitled to receive from the Securityholders’ Representative Holdback Amount.

10.4 Reliance by Parent. Parent shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Securityholders’ Representative in its capacity as such, and shall have no liability or obligation to any Company Securityholder or any other Person under this Agreement as a result of any such reliance in good faith.

10.5 Holdback Amount. The Securityholders’ Representative Holdback Amount shall be held by the Securityholders’ Representative as a fund from which the Securityholders’ Representative shall, in its sole discretion, (a) reimburse itself for or pay directly any out-of-pocket fees, expenses or costs it incurs in performing its duties and obligations under this Agreement and the Ancillary Documents, including out-of-pocket fees and expenses incurred pursuant to the procedures and provisions set forth herein and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any Suit, claim or process arising under or pursuant to this Agreement or any Ancillary Document, (b) pay to Parent any amount owed to Parent pursuant to Section 3.3(f)(i) (if required to make any payment to Parent pursuant thereto), and/or (c) satisfy any other obligation or liability of any Company Securityholder under this Agreement or any Ancillary Document as set forth herein (provided that, for the avoidance of doubt, the Securityholders’ Representative shall be entitled to do so in its sole discretion and shall have no obligation to satisfy any other obligation or liability of any Company Securityholder in priority to the items in clause (a) above or at all). Each Company Securityholder acknowledges that the Securityholders’ Representative will not be liable for any loss of principal of the Securityholders’ Representative Holdback Amount, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly from the Securityholders’ Representative’s fraud or willful misconduct. At its discretion, the Securityholders’ Representative may instruct Parent to pay to the Securityholders’ Representative, to be added to the Securityholders’ Representative Holdback Amount and administered in connection with the provisions set forth in this Agreement with respect thereto, all or any portion of any payments otherwise payable to the Company Securityholders in connection with any Additional Amount and any such payments shall constitute a payment to the Company Securityholders, and upon such receipt by the Securityholders’ Representative, neither Parent nor any of its Affiliates shall have any further liability for any such payments owed to any Company Securityholder in respect thereof. At such time as the Securityholders’ Representative deems appropriate in its sole discretion, the Securityholders’ Representative shall pay to each Company Securityholders’ (or to the Surviving Company for payment through its payroll system or to such other Person at the Securityholders’ Representative’s direction) his, her or its Pro Rata Percentage of all or any portion of the Securityholders’ Representative Holdback Amount in accordance with this Agreement.

10.6 Representations of the Securityholders’ Representative.

(a) The Securityholders’ Representative is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

(b) The execution, delivery and performance of this Agreement by the Securityholders’ Representative and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action, and no other proceedings on its part is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Securityholders’ Representative and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Securityholders’ Representative, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(c) No notice to, filing with, or authorization, registration, consent or approval of any Governmental Entity is necessary for the execution by the Securityholders’ Representative of this Agreement or the performance by the Securityholders’ Representative of its obligations hereunder.

ARTICLE XI

MISCELLANEOUS

11.1 No Survival of Representations, Warranties and Pre-Closing Covenants; No Liability. None of the (a) representations and warranties or (b) covenants or agreements which require performance at or prior to the Closing (the “Pre-Closing Covenants”), in each case contained in this Agreement, any Ancillary Document or in any certificate or schedule delivered pursuant hereto or thereto, shall survive the Closing. In furtherance, not limitation, of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that from and after the Closing, no Person will have any remedy, recourse or entitlement whatsoever, whether in contract, tort or otherwise, with respect to this Agreement, any Ancillary Document or any certificate or schedule delivered pursuant hereto or thereto, or the transactions contemplated hereby or thereby, it being agreed that all such remedies, recourse and entitlements are expressly waived and released to the fullest extent permitted by Law, except for (x) the right to specifically enforce, or to recover any damages with respect to the breach of, any covenant or agreement solely to the extent such covenant or agreement is to be performed or complied with after the Closing, and (y) the right to assert a claim for Fraud against any Party in the event such Party committed Fraud (clauses (x) and (y), collectively, the “Retained Rights”); provided, however, that no Person shall be entitled to seek any punitive or exemplary damages with respect to any Retained Rights, which are hereby expressly waived and released to the fullest extent permitted by Law (and which, for the sake of clarity, shall in no event constitute Retained Rights). Notwithstanding the foregoing, nothing in this Agreement shall be construed to restrict or limit in any way any claims, rights or defenses that any insured party may have against an R&W Insurer under the R&W Policy.

11.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, with confirmation of receipt (which shall not be unreasonably delayed), if sent prior to 5:00 p.m. Central time, or if sent later, then on the next Business Day or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub, to:

Parker-Hannifin Corporation

6035 Parkland Boulevard

Cleveland, OH 44124-4141

Attention:   Todd M. Burger, Esq., Associate General Counsel

Email:     todd.burger@parker.com

With a required copy (which shall not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Email:     pjleddy@jonesday.com; jhasson@jonesday.com

Attention:   Patrick J. Leddy; Jared P. Hasson

If to the Surviving Company (after the Closing), to:

Parker-Hannifin Corporation

6035 Parkland Boulevard

Cleveland, OH 44124-4141

Attention:   Todd M. Burger, Esq., Associate General Counsel

Email:     todd.burger@parker.com

With a required copy (which shall not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Email:     pjleddy@jonesday.com; jhasson@jonesday.com

Attention:   Patrick J. Leddy; Jared P. Hasson

If to the Company (prior to the Closing), to:

c/o Madison Industries

444 W. Lake St., Suite 4400

Chicago, IL 60606

Attention:   Larry Gies and Payam Roshandel

Email:     lgies@madison.net

     proshandel@madison.net

With a required copy (which shall not constitute notice) to:

Paul Hastings LLP

71 South Wacker Drive, 45th Floor

Chicago, Illinois 60606

Attention:   Brian F. Richards

Email:      brianrichards@paulhastings.com

If to the Securityholders’ Representative, to:

Filtration Group Equity LLC

444 W. Lake St., Suite 4400

Chicago, IL 60606

Attention:   Larry Gies and Payam Roshandel

Email:     lgies@madison.net

     proshandel@madison.net

With a required copy (which shall not constitute notice) to:

Paul Hastings LLP

71 South Wacker Drive, 45th Floor

Chicago, Illinois 60606

Attention:   Brian F. Richards

Email:     brianrichards@paulhastings.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

11.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary herein, this Section 11.3, Section 11.6, Section 11.7, Section 11.9 and Section 11.18 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is materially and directly adverse to a Debt Financing Source, without the prior written consent of such Debt Financing Source.

11.4 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated, in each case, except as otherwise provided in this Agreement, including that Parent shall be responsible for, and shall pay directly or promptly reimburse the applicable Company Related Party for amounts paid by or on behalf of any such Person, with respect to: (a) the Antitrust Expenses, (b) premiums, fees, costs or expenses (including underwriting fees, Taxes, surcharges and brokerage commissions) related to any R&W Policy or any other representation and warranty insurance policy acquired or otherwise obtained by any Parent Related Party in connection with the transactions contemplated by this Agreement, (c) premiums, fees, costs or expenses (including Taxes, surcharges and brokerage commissions) related to the D&O Insurance, (d) obligations incurred by, on behalf of, or at the direction of, any Parent Related Party (including in connection with any financing of the transactions contemplated by this Agreement), (e) fees, costs, expenses or obligations incurred in connection with arranging for the issuance of replacement letters of credit, surety bonds or similar instruments, backstop letters of credit or other assurances or posting cash collateral to the issuer with respect to all third party assurances, (f) premiums, fees, costs or expenses (including Taxes, surcharges and brokerage commissions) related to any title insurance policy covering any Owned Real Property, and (g) fees, costs, expenses or obligations of the Paying Agent (the foregoing clauses (a) through (g), collectively, “Parent Expenses”).

11.5 Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned, directly or indirectly (by operation of law or otherwise), by any Party without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.6 Governing Law. This Agreement, the Ancillary Documents, the other certificates and schedules (including the Company Disclosure Schedules) delivered pursuant hereto or thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all Suits, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any Suit, claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed exclusively by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, provided that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.7 Exclusive Jurisdiction; Service of Process; MUTUAL WAIVER OF JURY TRIAL. Any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including the Company Disclosure Schedules) delivered pursuant hereto or thereto or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Suit, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such Suit, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Suit. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including the Company Disclosure Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 11.7 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Ancillary Document, any other certificate or schedule (including the Company Disclosure Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 11.7. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Suit. No Party, nor any of its Affiliates, shall bring, or support, any Suit, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the definitive agreements executed in connection therewith or the transactions contemplated thereby, anywhere other than in: (a) any New York State court sitting in the Borough of Manhattan; or (b) if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, and each Party agrees (on behalf of itself and its Affiliates) that the Laws of the State of New York shall govern any such Suit and submits for itself and its property with respect to any such Suit to the exclusive jurisdiction of the aforementioned courts in this Section 11.7. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY FURTHER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8 Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery (including DocuSign).

11.9 No Third Party Beneficiaries. Other than (a) Section 7.2, Section 8.6, Section 8.7, Section 11.1, this Section 11.9, Section 11.16, and Section 11.17, (b) to the extent necessary to enforce any of the foregoing, this Article XI and (c) the definitions of the terms used in any of the foregoing, in each case, which are intended to benefit and may also be enforced directly by the Covered Parties, the Releasees, the Company Related Parties, the Parent Related Parties, each Company Counsel and the Nonparty Affiliates, as applicable, this Agreement is not intended to confer and does not confer upon any Person other than the Parties any rights or remedies hereunder, provided that the parties hereto specifically acknowledge that the Debt Financing Sources are intended third party beneficiaries of the provisions of Section 11.3, Section 11.6, Section 11.7, this Section 11.9 and Section 11.18, in each case, to the extent contemplated thereby.

11.10 Entire Agreement. This Agreement, the Ancillary Documents, the other certificates and schedules (including the Company Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. All exhibits and schedules, including any Company Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, the Ancillary Documents and any schedules hereto, whether written or oral, are superseded by this Agreement, the Ancillary Documents, the other certificates and schedules (including the Company Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.11 Company Disclosure Schedules. Except as otherwise provided in the Company Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Company Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement (except where this Agreement specifically requires disclosures that meet or exceed a dollar threshold set forth therein) or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Company Disclosure Schedule will qualify any representation, warranty, covenant or agreement in this Agreement to the extent reasonably apparent on the face of such disclosure, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Company Disclosure Schedule or the absence of a reference or cross-reference to such Company Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Summaries or descriptions of Contracts or other documents contained in the Company Disclosure Schedules are qualified in their entirety by such Contracts or other documents themselves but only to the extent such Contracts or other documents have themselves been made available to Parent. The matters reflected in the Company Disclosure Schedules are solely intended to qualify the representations, warranties, covenants and agreements contained in this Agreement and nothing contained in the Company Disclosure Schedules shall in any event expand the scope of any representation, warranty, covenant or agreement contained in this Agreement or constitute or be deemed to constitute a representation, warranty, covenant or agreement.

11.12 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.13 Remedies.

(a) The Parties agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by any Party, as applicable, in accordance with their specific terms or were otherwise breached by any Party, as applicable, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing). It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement by any Party, as applicable, and to enforce specifically the terms and provisions hereof against each Party, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) If the Company is granted an award of damages with respect to a failure of Parent to consummate the Closing, Parent agrees such damages shall include damages based upon any decrease in share value, lost premium or lost benefit of the bargain affecting the Company and the Company Securityholders in such amount as the Company can prove (in each case taking into account relevant matters, including the total amount payable to the Company Securityholders under this Agreement and the time value of money).

(c) Notwithstanding anything to the contrary contained in this Agreement (including Section 11.13(a)), from and after the Closing, no Party shall have, and to the fullest extent permitted by Law each Party hereby expressly, irrevocably and unconditionally waives and releases, any right of rescission or any similar equitable right or remedy.

11.14 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15 Interpretation. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall not in any way limit the language immediately preceding such word and shall be deemed to be followed by the words “but not limited to”; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”; (f) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; (g) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement; (h) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions; (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (j) the term “any” means “any and all”, (k) unless the context otherwise requires, the term “or” shall not be exclusive and shall mean “and/or”; (l) references to “days” means calendar days unless Business Days are expressly specified; (m) references to “$” mean U.S. dollars; (n) any drafts of this Agreement, the Ancillary Documents and any Schedules or Exhibits circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, the Ancillary Documents or any Schedules or Exhibits, and each of the Parties agrees that such Party and its Affiliates shall not make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing; (o) the Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Documents and the Schedules and Exhibits, in the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Documents and the Schedules and Exhibits shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of Agreement, the Ancillary Documents and the Schedules and Exhibits and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent; (p) the phrase “made available” or similar phrases as used in this Agreement means that the subject documents were posted to the Data Room by 5:00 p.m. Eastern time on the date prior to the date hereof; provided that such information, data, material, document or other item of disclosure shall only be deemed to be “made available” to the extent such information, material, data, document or other item of disclosure was available for review by the other party or its respective Representatives in unredacted form, (q) although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limited any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); (r) reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement; and (s) except as set forth in Exhibit A, if there is a need to convert U.S. dollars into any foreign currency, or vice versa, the exchange rate shall be that published by the Wall Street Journal three (3) Business Days before the date on which the obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law).

11.16 Legal Representation.

(a) Each Party acknowledges that (i) each of the Securityholders’ Representative, the Company Stockholders and the Acquired Companies have retained Company Counsel to act as its counsel in connection with the Transaction Matters as well as other past and ongoing matters, (ii) no Company Counsel has acted as counsel for any other Person in connection with the Transaction Matters, and (iii) no Person other than the Securityholders’ Representative, the Company Stockholders and the Acquired Companies has the status of a client of any Company Counsel for conflict of interest or any other purpose as a result thereof. Parent (A) waives and will not assert, and will cause each of its Affiliates (including, after Closing, the Acquired Companies) to waive and not assert, any conflict of interest relating to any Company Counsel’s representation after the Closing of the Securityholders’ Representative, any Company Stockholder or any of their respective Affiliates in any matter, whether involving the Transaction Matters (including any litigation, arbitration, mediation, dispute resolution procedure or other proceeding) or otherwise, and (B) consents to, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) to consent to, any such representation, even though in each case (x) the interests of the Securityholders’ Representative, the Company Stockholders and/or their respective Affiliates may be directly adverse to Parent or the Acquired Companies, (y) such Company Counsel may have represented any Acquired Company in a substantially related matter, and/or (z) such Company Counsel may be handling other ongoing matters for Parent or any of the Acquired Companies.

(b) Parent agrees that, after the Closing, neither Parent nor any of its Subsidiaries (including, after Closing, the Acquired Companies) will have any right to access or control any of any Company Counsel’s records relating to or affecting any Transaction Matter, which will be the property of (and be controlled by) the Securityholders’ Representative. In addition, Parent agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies. Accordingly, Parent will not, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) not to, use any Attorney-Client Communication remaining in the records of any Acquired Company after Closing in a manner that may be adverse to the Securityholders’ Representative, any Company Stockholder or any of their respective Affiliates.

(c) Parent agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Acquired Companies), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to the Securityholders’ Representative and will not pass to or be claimed by Parent or any of its Affiliates (including, after Closing, the Acquired Companies) and (ii) the Securityholders’ Representative will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Parent will not, and will cause each of its Affiliates (including, after Closing, the Acquired Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Company Related Party; or (B) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Company Related Party. Furthermore, Parent agrees, on its own behalf and on behalf of each of its Affiliates (including, after Closing, the Acquired Companies), that in the event of a dispute between any Company Related Party on the one hand and Parent or any of the Acquired Companies on the other hand arising out of or relating to any matter in which any Company Counsel jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to any Company Related Party or any of their respective Affiliates any information or documents developed or shared during the course of such Company Counsel’s joint representation.

11.17 No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein, except as provided in the Confidentiality Agreement with respect to the applicable parties thereto, (a) all Liabilities, claims or causes of action (whether in contract or in tort, in law or in equity, granted by statute or otherwise) of any Parent Related Party or Company Related Party that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Company, Parent or Merger Sub; (b) other than the Company, Parent and Merger Sub, no Person, including any Nonparty Affiliate, shall have any Liability (whether in contract or in tort, in law or in equity, granted by statute or otherwise) to any Parent Related Party or any Company Related Party for any Suits, claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; (c) to the maximum extent permitted by Law, Parent, on behalf of itself and all other Parent Related Parties, and the Company, on behalf of itself and all other Company Related Parties, hereby waives and releases all such Liabilities, Suits, claims and causes of action against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by Law,

Parent, on behalf of itself and all other Parent Related Parties, and the Company, \on behalf of itself and all other Company Related Parties, (i) hereby waives and releases any and all rights, Suits, claims, demands, or causes of action that may otherwise be available at law or in equity, in contract, in tort, granted by statute or otherwise, to avoid or disregard the entity form of the Company, Parent or Merger Sub, as applicable, or otherwise impose Liability of the Company, Parent or Merger Sub, as applicable, on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement.

11.18 No Recourse to Debt Financing Sources. The Company agrees that the Debt Financing Sources and their respective Affiliates (other than, to the extent applicable, Parent and any Affiliate of Parent) shall not be subject to any liability or claims to the Seller Parties in connection with any Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any Financing or the performance thereof or the financings contemplated thereby, whether at law, in equity, in contract, in tort or otherwise. For the avoidance of doubt, nothing in this Agreement shall limit the liability of the Debt Financing Sources pursuant to the documentation related to any Financing.

11.19 Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing Party in any such Suit shall be entitled to recover from the other Parties its fees, costs and expenses incurred in connection with investigating, preparing, prosecuting, determining and/or settling such Suit, including reasonable legal fees, costs and expenses.

11.20 Confidentiality Agreement. Parent acknowledges and agrees that any information provided to or obtained by any Parent Related Party in connection with the transactions contemplated by this Agreement will be subject to the Confidentiality Agreement and must be held and in accordance with and be subject to the terms of the Confidentiality Agreement. Parent agrees to, and to cause the other Parent Related Parties to, be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. In the event of the termination of this Agreement in accordance with Section 9.5, notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed to be amended such that the term of the Confidentiality Agreement and each provision thereunder (including, for the avoidance of doubt, any provisions that provide for a shorter term) shall be extended to the date that is three (3) years after the date this Agreement is terminated.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

FILTRATION GROUP CORPORATION

By:	/s/ Larry Gies
Name: Larry Gies
Title: Authorized Signatory

PARENT:

PARKER-HANNIFIN CORPORATION

By:	/s/ Jennifer A. Parmentier
Name: Jennifer A. Parmentier
Title: Chief Executive Officer

MERGER SUB:

PROSPER MERGER SUB CORP.

By:	/s/ Jennifer A. Parmentier
Name: Jennifer A. Parmentier
Title: President

SECURITYHOLDERS’ REPRESENTATIVE:

FILTRATION GROUP EQUITY LLC

By:	/s/ Larry Gies
Name: Larry Gies
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Certificate of Merger
Exhibit C	Paying Agent Agreement
Exhibit D	Letter of Transmittal

SCHEDULES

Schedule 1.1(a)	Restructuring Costs
Schedule 1.1(c)	Subsidiaries
Schedule 1.1(d)	UK Pension Schemes
Schedule 4.4	Governmental and Third Party Authorizations
Schedule 4.5	Noncontravention
Schedule 4.6	Capitalization; Subsidiaries
Schedule 4.7	Financial Statements
Schedule 4.8	Absence of Certain Changes
Schedule 4.9	Material Contracts
Schedule 4.10	Suits
Schedule 4.11	Compliance with Laws; Permits
Schedule 4.16	Intellectual Property
Schedule 4.17	Insurance
Schedule 4.18	Real Property
Schedule 4.19	Employees
Schedule 4.20	Benefit Matters
Schedule 4.21	Environmental Matters
Schedule 4.22	Taxes
Schedule 4.24	Affiliate Transactions
Schedule 4.25	Customers and Suppliers
Schedule 6.1	Conduct of Business
Schedule 6.7	Books and Records
Schedule 6.12	Pre-Closing Carveout
Schedule 8.3	Required Filings